Exhibit 10.325

CONFIDENTIAL	REDACTED VERSION

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of July, 2003 (the “Effective Date”), between The American National Red Cross, a not-for-profit corporation chartered by an act of Congress, 36 U.S.C. § 30010 et seq., having a principal place of business at 2025 E Street, NW, Washington, DC 20006-5009 (“ARCHQ”), and Chiron Corporation, a Delaware corporation (“Chiron”) having its offices at 4560 Horton Street, Emeryville, California 94608-2916 (the “Agreement”).

Background

WHEREAS, ARCHQ, operating through its Biomedical Services division (“ARC”) provides, inter alia, blood services, including the collection of blood from donors, and the screening, packaging and distribution of blood, blood components and derivatives to those in need of such services;

WHEREAS, ARC currently screens for itself and for other blood banks in the United States, human blood samples for viruses such as Human Immunodeficiency Virus type-1 (“HIV-1”) and Hepatitis C Virus (“HCV”) by performing screening, including without limitation amplified nucleic acid screening, in five (5) of its national testing laboratories located in San Diego, Detroit, St. Louis, Charlotte and Philadelphia and as further identified on Schedule 1.26 (each, an “NTL”, and collectively, the “NTLs”);

WHEREAS, Chiron and ARCHQ are parties to that certain Sale and Servicing Agreement effective as of August 1, 2002 (the “2002 Agreement”), pursuant to which Chiron sells to ARC, and ARC purchases from Chiron, certain assays and blood screening instruments to conduct nucleic acid amplification screening to detect the presence of certain viruses in blood, including HIV-1 and HCV;

WHEREAS, Chiron, together with its collaboration partner, Gen-Probe Incorporated (“Gen-Probe”), is developing an assay which can be used to conduct amplified nucleic acid tests to detect the West Nile Virus in pooled and single donor blood samples (the “WNV Assay”);

WHEREAS, substantial further development and testing of the WNV Assay is necessary before Chiron and Gen-Probe may seek to obtain FDA approval for the commercial distribution and use of such WNV Assay;

WHEREAS, the costs and efforts required for such further development and testing far exceed those that Chiron and Gen-Probe will undertake without assistance and collaboration from other entities, and the absence or delay of such assistance and collaboration of those entities would significantly delay the further development and testing, and, thus, the commercial availability of the WNV Assay in the Territory;

WHEREAS, the rapid development and availability of the WNV Assay for the testing of blood donations is of critical importance to ARC’s mission and obligation to ensure the safety of the blood products it manufactures, and to the protection of the public health;

WHEREAS, ARC desires to collaborate with and support Chiron and Gen-Probe in the further development and testing of the WNV Assay necessary for obtaining FDA approval or licensing for commercial distribution of the WNV Assay, subject to the terms and conditions stated below:

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the Parties hereinafter contained, the Parties hereto hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement shall have the following meanings:

1.1                                 “2002 Agreement” shall mean that certain Sale and Servicing Agreement effective as of August 1, 2002, between ARCHQ and Chiron pursuant to which Chiron sells to ARC, and ARC purchases from Chiron, certain assays and blood screening instruments to conduct nucleic acid amplification screening to detect the presence of certain viruses in blood, including HIV-1 and HCV.

1.2                                 “Affiliate” shall mean, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  For purposes of this definition, the term “control” shall mean (i) ownership interests representing more than fifty percent (50.0%) of the equity or more than fifty percent (50.0%) of the ordinary voting power or more than fifty percent (50.0%) of the general partnership interests are, at the time such determination is being made, held, directly or indirectly, by such Person, or (ii) whether used as a noun or verb, refers to the possession, direct or indirect, of the power to direct, or cause the direction of, the management or policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.3                                 “Agreement” shall have the meaning set forth in the introductory paragraph of this agreement.

1.4                                 “Amended Order Request” shall have the meaning set forth in Section 2.5(b).

1.5                                 “ARC Fiscal Year” shall mean each July 1 to June 30.

1.6                                 “ARC Indemnitees” shall have the meaning set forth in Section 7.5.

1.7                                 “Blood Screening Field” shall mean the nucleic acid probe-based screening of (i) human blood, recovered and voluntary source plasma, platelets or other blood products intended for transfusion or other administration to humans, including autologous donors and (ii) recovered and voluntary source plasma for further manufacture, but specifically excluding paid source plasma intended for further manufacture.

1.8                                 “Blood Screening Systems” shall mean the instrument(s) and the related software for DNA/RNA amplified assay processing purchased by ARC from Chiron under the 2002 Agreement, including the Software acquired by ARC under this Agreement.

1.9                                 “Chiron Indemnitees” shall have the meaning set forth in Section 7.6.

1.10                           “Confidential Information” means any and all technical, business and other information and materials disclosed by or on behalf of one Party to the other Party pursuant to this Agreement or during discussions leading to the execution of this Agreement, except to the extent that the receiving Party can provide evidence that such information:

(a)                                  is known to the receiving Party prior to its disclosure by the disclosing Party; or

(b)                                 is obtained by the receiving Party from a source other than the disclosing Party which source (i) did not require the receiving Party to hold such information in confidence; or (ii) did not limit or restrict the receiving Party’s use thereof, or

(c)                                  has become public knowledge otherwise than through the fault of the receiving Party; or

(d)                                 has been developed by the receiving Party independently of the information received from the disclosing Party as shown by the receiving Party’s written records; or

(e)                                  is required to be disclosed by the receiving Party by law or for the purpose of complying with governmental regulations and/or the obligations of the receiving Party to a licensing or regulatory authority in connection with this Agreement, provided the receiving Party provides the disclosing Party with prompt notice of such disclosure so that the disclosing Party has the opportunity to seek a protective order or other appropriate remedy.

1.11                           “Damages” means any liability for bodily injury, death or property damage (whether arising out of fault, strict liability or otherwise) in the form of an obligation, loss, fine, judgment for damages, arbitration award, settlement amount, penalty or claim, and all reasonable costs and expenses related thereto (including reasonable costs of investigation, fees and expenses payable to outside counsel, independent accountants and similar professional advisors or consultants, but not including any corporate allocation for use, of similar in-house services or facilities).

1.12                           “Data” shall have the meaning set forth in Section 6.7.

1.13                           “Documentation” shall mean text material, including the Package Insert and Software manuals, that describes the design, functions, operation, or use of the WNV Assays and related Software, that is delivered by Chiron to ARC.  Documentation for the Software shall be the same that is provided to licensees of such Software generally.

1.14                           “Effective Date” means the date set forth in the introductory paragraph on the first page of this Agreement.

1.15                           “Enhancement” means an alteration or addition to a Product [***], for which a separate fee will be imposed.

1.16                           “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.17                           “Force Majeure Event” shall have the meaning set forth in Section 9.1.

1.18                           “Gen-Probe” shall mean Gen-Probe Incorporated, a Delaware corporation.

1.19                           “HCV” means the Hepatitis C virus.

1.20                           “HIV-1” means Human Immunodeficiency virus type 1.

1.21                           “Indemnifying Party” shall have the meaning set forth in Section 7.8.

1.22                           “Indemnitee” shall have the meaning set forth in Section 7.8.

1.23                           “IP Claim” shall have the meaning set forth in Section 7.7(a).

1.24                           “IQA Procedures” shall have the meaning set forth in Section 2.6.

1.25                           “Modified Order” shall have the meaning set forth in Section 2.5(c).

1.26                           “Multi-Flavivirus Assay” means a nucleic acid probe assay that is capable of detecting the presence of more than one member of the

Japanese encephalitis virus complex (which includes St. Louis Encephalitis, Kunjin, Japanese encephalitis, Murray Valley encephalitis viruses, among others) and/or the Dengue virus, for use in the Blood Screening Field, and which assay shall have [***].

1.27                           “Normal Support Hours” shall have the meaning set forth in Schedule 4.0, paragraph 2.4.

1.28                           “NTLs” means ARC’s national testing laboratories identified on Schedule 1.26.

1.29                           “Outbreak Testing” means screening of samples from up to [***] individual blood donations in each of the first and second twelve Testing Months during the Term using a WNV Assay in Single Unit Testing format, where such Single Unit Testing is determined by ARC to be necessary for any reason, e.g., regional outbreaks of the West Nile Virus.

1.30                           “Package Insert” shall mean the draft package insert to be submitted to the FDA for approval for the applicable WNV Assay and attached to Schedule 2.0, as the same may be amended from time to time.

1.31                           “Panel” shall have the meaning set forth in Section 12.4.

1.32                           “Party” or “Parties” means Chiron, ARC or Chiron and ARC, respectively.

1.33                           “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.34                           “Pooled Testing” means the conduct of screening of pools of samples from blood donations, including allogenic and autologous donors, generally consisting of:

(a)                                  [***] and

(b)                                 [***]

1.35                           “Products” shall mean WNV Assay and related Software.

1.36                           “Reagent Utilization Factor” means, with respect to a specified time period, the [***].

1.37                           “Regulations” shall mean all applicable and then current laws, requirements, regulations, standards, Package Insert, and directives, promulgated by the FDA or any other state or federal authorities.

1.38                           “Reportable Result” means a result obtained through the use of a WNV Assay and Blood Screening System from which it is determined to release for use or hold and not use (a) a blood donation intended for transfusion or for further processing for other administration to humans or (b) a product derived from such donation.

1.39                           “Requirement” shall have the meaning set forth in Schedule 4.0, paragraph 3.3.

1.40                           “Rush Order” shall have the meaning set forth in Section 2.5(d).

1.41                           “Services” shall have the meaning set forth in Article 4.

1.42                           “Single Unit Testing” means screening of blood donations consisting of (i) screening a sample from each individual blood donation using a WNV Assay, including allogenic and autologous donors, (ii) screening of individual samples relating to tissue and/or organ donation and (iii) follow up repeat testing of positive results.

1.43                           “Software” means the following software programs, including any subsequent Upgrades released during the Term of this Agreement that ARC elects to acquire pursuant to this Agreement, but specifically excluding NAT Tracker:

Procleix® WNV Assay Software, Version 2.0.1.0

1.44                           “Specifications” shall mean with respect to each Product, the specifications, tests, procedures, process description, storage and handling requirements and other information relating to such Product and packing thereof prepared by Chiron, its Affiliates, Gen-Probe or other Third Party manufacturers provided to ARC by Chiron under separate cover, including without limitation such information contained within the Documentation, which may be amended from time to time by Chiron after as much advance written notice to ARC of such amendment as is reasonably practicable is given; provided, however that the foregoing information shall be consistent with the IND and/or other information required by the Regulations of each of Chiron and Gen-Probe, or any of their respective Affiliates, in connection with their performance under this Agreement.

1.45                           “Standing Order” shall have the meaning set forth in Section 2.5(b).

1.46                           “Technologists” means the employees of ARC trained at a facility of ARC by either a Trainer or Chiron technical representative.

1.47                           “Term” shall have the meaning set forth in Section 8.1.

1.48                           “Territory” means the United States of America, including Puerto Rico, Guam and all other protectorates of the United States.

1.49                           “Testing Month” means a calendar month during which ARC makes use of the Products to generate Reportable Results for [***] of the blood donations screened by ARC during such month for HCV and HIV-1 under the 2002 Agreement.

1.50                           “Third Party” shall mean any Person other than ARC, and Chiron.

1.51                           “Trainer” shall mean an employee of ARC trained by Chiron to perform troubleshooting, training of Technologists and such other services to ARC as set forth in the “Train the Trainer” program referenced in paragraph 2.2 of Schedule 4.0.

1.52                           “Upgrades” means (i) changes to a Product that are made available to correct design faults, discrepancies or defects (so called “bugs”), (ii) alterations to a Product [***], for which a separate charge will not be imposed and (iii) changes to a Product that are mandated by the FDA.

1.53                           “West Nile Virus” means a mosquito-borne flavivirus, classified as a member of the Japanese encephalitis virus complex.  The virus primarily infects birds, but has been found in several other animal species, including horses, dogs, alligators and humans.  Humans are a ‘dead-end’ host for the virus, hence the majority of infected humans (~80%) are asymptomatic.  Another ~20% of infected individuals develop a mild fibrile disease, sometimes accompanied by rash.  A final ~1% of all humans infections result in severe and fatal encephalitis.  The virus has been shown to be transmissible by blood transfusion or by transplant with infected organs.

1.54                           “WNV Assays” shall mean the nucleic acid probe assays under development by Chiron and Gen-Probe that are provided by Chiron under this Agreement, which shall be used by ARC in the Territory to screen for the West Nile Virus in the Blood Screening Field pursuant to this Agreement, and which assays shall have [***], as defined in the Specimen Collection, Storage and Handling section of the Package Insert.

ARTICLE 2 - PROVISION OF WNV ASSAYS

2.1                                 Supply, Handling and Storage Obligation.  During the Term of this Agreement Chiron agrees to supply to ARC the WNV Assays specified on Schedule 2.0 to permit each NTL to conduct screening of blood donations in the Territory.  ARC agrees to store and handle all WNV Assays in accordance with the applicable Package Insert and other Specifications.  Any WNV Assays lost or damaged due to failure to comply with the applicable Package Insert and such Specifications will be replaced at ARC’s expense.

2.2                                 Purchase Obligation.  During the Term of this Agreement, ARC agrees to acquire from Chiron ARC’s requirements of WNV Assays in the Territory.  However, nothing in this Agreement will restrict the right of ARC to evaluate new technologies and products commercially available from Third Parties or to perform, in its discretion, any confirmatory and supplementary nucleic acid screening with Third Party products.

2.3                                 Packing and Delivery of WNV Assays.  Chiron shall ensure that all WNV Assays will be suitably packed and transported to ensure safe transport to ARC in accordance with applicable Specifications and delivered to ARC’s designated NTL, and each delivery will be accompanied by a packing slip indicating the quantity delivered, the Product lot number(s) and the expiration date(s).  WNV Assays will be delivered during normal business hours and accompanied by storage instructions and arrive at the temperatures specified in the applicable Specifications or Package Insert.  The WNV Assays will be delivered in kit form, with appropriate distribution between screening tests, discriminatory tests and related calibrators.

2.4                                 Shipping.  Except as set forth in this Section 2.4, all shipping, handling and risk of loss charges for the Products will be borne entirely by Chiron on shipments to the NTLs pursuant to a Standing Order or a back order and will be shipped, fully insured, to the designated NTL.  All shipping, handling and risk of loss charges for shipping requests other than to an NTL as requested by ARC, and all incremental shipping, handling and risk of loss charges for Modified Orders or Rush Orders, will be borne by ARC.

2.5                                 Forecasts and Orders.

(a)                                  ARC will provide Chiron with a written twelve month forecast by NTL of its requirements of WNV Assays (each a “Product Requirements Forecast”) for each ARC Fiscal Year during the Term of this Agreement on or prior to the May 1st immediately prior to the commencement of such ARC Fiscal Year.  Such Product Requirements Forecasts shall include the requested delivery dates for WNV Assays for each NTL.  ARC may modify its Product Requirements Forecasts for any ARC Fiscal Year upon thirty (30) days advance written notice, provided that if ARC elects to suspend use of WNV Assays for any period of greater than thirty (30) days, ARC shall provide not less than ninety (90) days notice.

(b)                                 Each month within the then current Product Requirements Forecast shall constitute a standing order (“Standing Order”) and may be amended either on a temporary (i.e., with respect to one or two (2) months) basis by ARC (an “Amended Order Request”).  ARC will provide Chiron as much advance written notice as reasonably practicable if ARC desires to amend its Standing Order with an Amended Order Request.

(c)                                  If the variance between any Amended Order Request exceeds [***] of that originally projected in the Standing Order for the same month(s) in the Product Requirements Forecast (measured on a number of WNV Assays requested), Chiron will notify ARC within five (5) business days after receipt of the amendment as to whether it accepts such Amended Order Request and the delivery date(s) referenced therein.  If Chiron doesn’t respond to an Amendment Order Request within the five (5) day period, acceptance of the Amended Order Request shall be presumed by the Parties.  If an Amended Order Request is accepted unmodified, Chiron agrees to deliver such amounts of WNV Assays on the delivery date(s) stated therein.  If an Amended Order Request is not accepted, the Parties will use all commercially reasonable efforts to agree on modifications to the Amended Order Request (a “Modified Order”), subject to Gen-Probe’s ability to accommodate Chiron’s requests for changes in forecasted amounts.  Chiron’s failure, if any, to deliver any volume of WNV Assays in excess of the Standing Order amount would not constitute a breach by Chiron under this Agreement, provided that Chiron uses commercially reasonable efforts to deliver such increased volume in accordance with an accepted Amended Order Request or Modified Order and notifies ARC in writing as promptly as practicable of the extent Chiron expects to deliver such increased volume.

(d)                                 Shipments of WNV Assays based on Standing Orders shall be made by Chiron automatically to each NTL every fourteen (14) or twenty-eight (28) days at the election of each NTL.  Shipments of WNV Assays pursuant to Standing Orders shall always take place within the first three (3) days of a calendar week.  These shipment policies may be altered by agreement between Chiron and any NTL.  From time to time, ARC may request that a portion of a Standing Order for Products be shipped for the same day or next day delivery (a “Rush Order”). Chiron shall use commercially reasonable efforts to ship Rush Orders within twenty-four (24) hours after such request is made.

2.6                                 IQA Procedures.  As of the Effective Date, Chiron and ARC have reviewed and agreed to adapt and adopt the existing “IQA Procedures” approved pursuant to the 2002 Agreement for quality assurance testing of WNV Assays received by ARC and/or any of its NTLs under this Agreement (“IQA Procedures”).  Chiron and ARC must agree to any modifications to such IQA Procedures. The IQA Procedures include procedures for testing and notice to Chiron and for implementing the return of WNV Assays for replacement.  Chiron agrees to replace, at its sole cost and expense, WNV Assays which fail the IQA Procedures.  If testing by Chiron or its supplier confirms the non-conformity of the WNV Assays, Chiron will bear the shipping costs associated with replacement.  If Chiron’s testing provides reasonably acceptable evidence that the WNV Assays do conform to their Package Insert, the shipping costs incurred by Chiron will be reimbursed by ARC.  The principal inspection and testing and acceptance point by ARC for WNV Assays under this Agreement will usually be the NTLs.  However, the inspection, testing and acceptance activities may take place at any point, including Chiron’s facility, with prior notice to Chiron.

2.7                                 Technical Support.  Chiron will provide ARC with technical support to facilitate the operation by ARC of the WNV Assays on the Blood Screening Systems in accordance with the terms set forth in Schedule 4.0.

2.8                                 Nature of Screening.  ARC acknowledges that it has determined, in its sole discretion, to use the WNV Assays supplied by Chiron to conduct Pooled Testing.  If ARC desires to change from Pooled Testing to Single Unit Testing or to any other pool size, ARC and Chiron shall enter into an amendment to this Agreement reflecting any additional instrumentation or any other amendments that may be applicable by reason of such change.

2.9                                 Performance Objectives.

(a)                                  Chiron hereby acknowledges that the accuracy and operational efficiency of blood screening tests is of critical importance to ARC.  Accordingly, Chiron and ARC have agreed to establish the certain performance objectives for the Products set forth on Schedule 2.9 hereto (the “Performance Objectives”).  Chiron and ARC acknowledge the Performance Objectives set forth on Schedule 2.9 represent Chiron’s expectations regarding the Products based on results obtained through the use of the Products during their development.  Accordingly, Chiron does not represent or warrant that the Products will be capable of achieving the Performance Objectives.  Notwithstanding the foregoing, Chiron, together with ARC, will monitor the actual performance of the Products on a quarterly basis throughout the Term beginning September 1, 2003 as against the Performance Objectives set forth on Schedule 2.9 (each period, a “Performance Measurement Period”).  [***]

(b)                                 If the FDA requires any greater analytical sensitivity level than that set forth in the Performance Objectives on Schedule 2.9, Gen-Probe and Chiron shall take all reasonable steps to attain the required sensitivity.  If the only reasonable means by which to attain the required sensitivity is reduced pool size, ARC and Chiron will negotiate in good faith to achieve reasonable and equitable distribution of the attendant incremental cost while striving to mitigate costs to either party.

ARTICLE 3 -BLOOD SCREENING SYSTEMS; SOFTWARE

3.1                                 Blood Screening Systems.

(a)                                  General.  The ARC shall use the WNV Assay only on the Blood Screening Systems purchased and maintained pursuant to the 2002 Agreement.  Chiron bears no responsibility with respect to any use of the WNV Assays on instrument systems other than the Blood Screening Systems.

(b)                                 Upgrades.  All Blood Screening Systems shall be revised as needed to incorporate Upgrades necessary to perform the WNV Assay at no additional cost to ARC.  Chiron shall coordinate the installation of Upgrades with ARC to minimize the impact on ARC’s operations.  If requested by Chiron, ARC shall return prior versions of Blood Screening Systems to Chiron within a reasonable period of time following completion of the Upgrade installation.

(c)                                  Warranties.  Use by ARC of the WNV Assay on the Blood Screening Systems in accordance with this Agreement shall not void the warranties set forth in Section 3.1(e) of the 2002 Agreement.

3.2                                 Software and Documentation.

(a)                                  Software.  Chiron agrees to provide to ARC, at no additional charge, all Software and Documentation necessary to run the WNV Assays on the Blood Screening Systems as contemplated by this Agreement; provided, further that Chiron shall make available to ARC, at no additional cost, all of the same to the extent that any Software has been provided by a licensor other than Chiron.

(b)                                 Title.  Chiron, or the applicable licensor of the Software to be provided hereunder, shall own and retain title to the Software, including all intellectual property rights embodied therein.  Any copy which ARC makes of the Software, in whole or in part, is and shall remain the property of Chiron or the applicable licensor. If ownership of the Software or any work product does not result as provided in this Agreement or by operation of law, then the Parties each assign and shall cause their respective employees, agents, and contractors to assign, without further consideration, the ownership thereof, including all associated intellectual property rights, as necessary to give effect to the ownership terms specified in this Agreement.  Each Party agrees to perform, at the reasonable request of the other Party, such further acts as may be necessary or desirable to transfer ownership of, and to perfect and defend, the Software in order to give effect to such ownership terms.

(c)                                  Upgrades.  All Software shall be revised as needed to incorporate Upgrades at no additional cost to ARC.  Chiron shall coordinate the installation of Upgrades with ARC to minimize the impact on ARC’s operations.  If requested by Chiron, ARC shall return prior versions of Software to Chiron within a reasonable period of time following completion of the Upgrade installation.

(d)                                 License.  Chiron hereby grants, and ARC hereby accepts, subject to the terms and conditions of this Agreement, a nonexclusive, nontransferable and nonassignable (except as permitted under this Agreement) object code license (or sublicense, as applicable) to use the Software at the NTLs solely for ARC’s own use in connection with the operation of the WNV Assays on the Blood Screening Systems during the Term of this Agreement, and to copy the Software solely for the purposes expressly authorized under this Section 3.2.  In addition, Chiron hereby grants to ARC the right to use the Documentation in connection with its use of the Software hereunder.  Documentation may not be copied.  Additional copies of the Documentation may be obtained from Chiron, subject to payment of Chiron’s reasonable copying charges then in effect.  No right to use, copy, display, or print the Software or Documentation, in whole or in part, is granted, except as expressly provided in this Agreement.

(e)                                  Confidentiality.  ARC acknowledges that the Software is the proprietary intellectual property of Chiron or the applicable manufacturer/licensor, and ARC shall take reasonable precautions to protect the Software and to prevent the disclosure thereof to Third Parties.

(f)                                    Restrictions on Use.  The grant of rights stated in this Section 3.2 is subject to the terms and conditions of this Agreement as well as the following restrictions:

(i)                                     Use of the Software may be subsequently transferred to other NTLs, provided (A) the total number of NTLs at which the Software is used does not exceed the number of NTLs specified in this Agreement and (B) ARC provides Chiron with written notice thirty (30) days before such transfer.

(ii)                                  In the event that disaster or other circumstances affecting ARC prevents ARC from using the Software at the NTLs identified in this Agreement, the effected NTLs shall have the right to use the Software at a disaster recovery facility without prior notice to Chiron, but shall promptly notify Chiron as soon as circumstances permit.

(iii)                               ARC shall not use (or cause to be used) the Software for rental, in the operation of a service bureau or for any similar purpose, nor shall ARC allow access to the Software through terminals located outside ARC’s business premises by persons who are not ARC’s employees or authorized agents, contractors or representatives.

(iv)                              ARC shall not distribute the Software, in whole or in any part, to any Third Party or parties, nor permit its sublicensing, leasing, or other transfer, except as permitted under Section 13.3 of this Agreement.

(v)                                 ARC shall not, either directly, or through a Third Party, reverse engineer, disassemble or decompile the Software, or make any attempt in any fashion except as specifically provided in this Agreement to obtain the source code to any Software.

(vi)                              Any use of the Software not in accordance with this Agreement, or any modification or alteration of the Software not expressly authorized in writing by Chiron, shall be deemed a breach of this Agreement.

(vii)                           Upon expiration or termination of this Agreement, ARC shall (A) cease all use of the Software and the Documentation; (B) return to Chiron the Software and the Documentation and any copies thereof (unless required to retain such material for regulatory purposes); and (C) erase from memory all copies of the Software (unless required to retain such material for regulatory purposes).  ARC shall certify in writing to Chiron that it has not retained the Software and Documentation or any copies thereof (unless required to retain such material for regulatory purposes).

(g)                                 Electronic Records; Electronic Signatures.  Chiron shall utilize commercially reasonable efforts to develop and install Upgrades necessary to ensure the Software is capable of being utilized in compliance with 21 CFR Part 11.  ARC shall have the right to perform an audit of the Software to ensure such compliance.

(h)                                 Warranties; Limitation of Liability.

(i)                                     Performance.  Chiron warrants that the Software, under normal use and service, will perform all of the material functions described in the Documentation of such Software.  Chiron warrants that the Documentation shall be free from material defects in materials and workmanship.  If any such defect or deviation appears during the applicable periods, the Software or Documentation may be returned to Chiron for replacement by Chiron without charge;

(ii)                                  Anti-Virus.  Chiron warrants that to the best of its knowledge after employing reasonable technical means to detect computer viruses, the Software at the time of delivery will not contain any virus or computer software code, routines or devices designed to disable, damage, impair, or erase the Software or other software or data.  For failure to comply with this warranty, Chiron shall, at Chiron’s expense, immediately replace all copies of the affected Software in the possession of ARC; and

(iii)                               Chiron warrants that as of the Effective Date of this Agreement it has full rights and authority to license the Software to ARC, or the authority to do so without infringing the rights of any Third Party.  Chiron shall not incorporate any other software having any limitation on its use or transfer into any Software provided to ARC without giving prior written notice to ARC and receiving written approval from ARC.

ARTICLE 4 - SERVICES

Installation, training, telephone support, and other servicing of any of the Products (collectively, “Services”), shall be provided to ARC by Chiron in accordance with the terms and conditions set forth in Schedule 4.0 attached hereto.

ARTICLE 5 - COMPENSATION, PAYMENTS

5.1                                 Support.  ARC agrees to assist with the costs related to the development and supply of the WNV Assay and other costs incurred by Chiron and Gen-Probe under this Agreement by paying to Chiron the amounts set forth in Schedule 5.0 attached hereto for the Products and Services.

5.2                                 Payments.  All payments shall be made as set forth in Schedule 5.0.  All payments due to Chiron hereunder shall be paid in full by ARC in U.S. Dollars within thirty (30) calendar days of the applicable invoice date.  In the event of late payment, interest shall be charged at the rate of [***], as reported in the Wall Street Journal on the date such payment was due, until the date of actual payment, such interest to accrue daily and both before and after judgment.

Chiron’s invoices must be submitted to The American National Red Cross, Shared Services Center, Post Office Box 410500, Charlotte, North Carolina 28241-0500.  Chiron shall invoice incremental freight charges relating to Modified Orders and Rush Orders separately.

Each invoice must contain:

•                  Chiron’s name and address;

•                  Agreement and purchase order number;

•                  any applicable task or shipping instruction number;

•                  a description of the goods or services and the dates delivered or performed;

•                  any applicable unit prices and extensions;

•                  shipping and payment terms; and

•                  any additional information required by this Agreement.

5.3                                 Books & Records; Audit.  ARC shall keep reasonably detailed and accurate records and books of account to enable a determination of the amounts payable by ARC to Chiron for Reportable Results as provided hereunder.  Upon thirty (30) days written notice by Chiron, not more frequently than once per calendar year, Chiron, at its cost (except as otherwise provided below in this Section 5.3) may have such records and books of account relating solely to Reportable Results examined at an ARC location during reasonable business hours by an independent certified public accountant selected by Chiron for the purpose of verifying the amounts due hereunder and engaged on payment terms reasonably acceptable to ARC.  A copy of any final written report provided by the independent accountant to Chiron shall be given concurrently to ARC.  [***]  In all cases, such examination by Chiron shall not be permitted unless [***] to which the books and records pertain.  Where such examination results in a finding that ARC underpaid Chiron [***], ARC shall reimburse Chiron for its reasonable costs and expenses in conducting such examination.  ARC and Chiron shall promptly rectify underpayments and overpayments by repaying such amounts, together with interest thereon accruing from and, at the rate of [***] as reported in the Wall Street Journal on, the date such under- or overpayments [***] in the aggregate for such Fiscal Year, until the date of actual payment.

5.4                                 Taxes.  Chiron hereby acknowledges that ARC is a not-for-profit, charitable corporation, exempt from the payment of sales and use taxes and ARC shall have no tax liability on Products unless specifically legislated by a particular state.  Chiron is responsible for requesting and obtaining all tax exemption numbers as required.  [***]  Notwithstanding the above, if any federal, state, provincial, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), is assessed or charged on the sale of the WNV Assays and Blood Screening Systems sold to ARC by Chiron pursuant to this Agreement, it shall be paid by ARC.

ARTICLE 6 - CERTAIN AGREEMENTS

6.1                                 WNV Assay IND.  Gen-Probe has prepared and submitted an Investigational New Drug Application in accordance with the Regulations to the FDA (“IND”) to permit the ARC to conduct nucleic acid amplification screening to detect the presence of the West Nile Virus using the Products (BB-IND 10920).  Gen-Probe, or Chiron on Gen-Probe’s behalf, shall notify ARC in advance and provide ARC with a copy of any amendment to Gen-Probe’s IND.

6.2                                 Protocol IND.  ARC has prepared and submitted an IND to the FDA for the clinical protocol and preclinical studies to be undertaken in connection with the screening of blood, plasma, other blood components and tissue and organ samples using the Products, which application shall cover the donor, product, and recipient management (BB-IND 11036).

6.3                                 ARC Use of WNV Assays Per IND.  ARC shall not use the Products in a manner not specifically described in the ARC’s or Gen-Probe’s IND protocol at any time.  ARC shall notify Chiron in advance and provide Chiron with a copy of any amendment to ARC’s IND.

6.4                                 Provision of Facilities by ARC.  ARC agrees to make available, at its sole expense and discretion, adequate facilities (including any necessary facility improvements) and personnel necessary to conduct the clinical trials described in ARC’s IND and otherwise for use of the Products in accordance with all applicable Regulations and Documentation.

6.5                                 Regulatory Compliance.

(a)                                  ARC shall be solely responsible for compliance with all reporting and other regulatory requirements imposed on it by the Regulations, including, but not limited to, 21 C.F.R. Part 812.  Upon reasonable request of Chiron, ARC shall provide Chiron with copies of reports to the FDA relating to the use of the Products, so long as such information requested does not violate any Regulations or confidentiality obligations of ARC to Third Parties.

(b)                                 Chiron shall be solely responsible for compliance with all reporting and other regulatory requirements imposed on it by the Regulations, including, but not limited to, 21 C.F.R. Part 812.  Upon reasonable request of ARC, Chiron shall provide ARC with copies of reports to the FDA relating to the use of the Products, so long as such information requested does not violate any Regulations or confidentiality obligations of Chiron to Third Parties.

(c)                                  Gen-Probe shall be solely responsible for, or Chiron on Gen-Probe’s behalf shall be solely responsible for, Gen-Probe’s compliance with all reporting and other regulatory requirements imposed on it by the Regulations, including, but not limited to, 21 C.F.R. Part 812.  Upon reasonable request of the ARC, Gen-Probe, or Chiron on Gen-Probe’s behalf, shall provide ARC with copies of reports to the FDA relating to the use of the Products, so long as such information requested does not violate any Regulations or confidentiality obligations of Chiron or Gen-Probe to Third Parties.

(d)                                 Any Party hereunder agrees to make available to the requesting Party (with authority to provide to its Affiliates or any governmental regulatory agency) such records as may be reasonably required in accordance with a reasonably based legal opinion for the requesting Party to satisfy its regulatory requirements in the United States.

(e)                                  Each Party agrees to provide access to their facilities and documents pertaining to this Agreement, without any prior or written notice, to the FDA should it require access in accordance with any FDA policy, communication, or regulation. To the extent that the FDA requires access and is investigating Products related to this Agreement, the Party being investigated shall give notice to the other Party.

(f)                                    Each Party, and Chiron on behalf of Gen-Probe, agrees to perform, on reasonable request of the other Party, such further acts as may be reasonably necessary or desirable for the requesting Party to stay compliant with the Regulations; provided that the non-

requesting Party may disagree or deny such request if such Party deems such request to require more than commercially reasonable efforts to satisfy the request.

6.6                                 FDA Approval.  Each Party, and Chiron on behalf of Gen-Probe, agrees to exercise due diligence and commercially reasonable efforts to obtain the requisite approval from the FDA to commercially distribute the Products during the Term.  Notwithstanding the above, if the FDA alters its recommendation for the screening of human blood, covered and voluntary source plasma, platelets or other blood products intended for transfusion or other administration to humans for the presence of the West Nile Virus to recommend screening using a Multi-Flavivirus Assay, then the obligation of the parties to seek FDA approval to commercially distribute the Products shall be suspended and ARC and Chiron shall meet and confer regarding the development of a Multi-Flavivirus Assay, including without limitation, the discriminatory assays relating thereto.

6.7                                 Data.   ARC shall provide to Chiron and, at Chiron’s request and direction, to Gen-Probe, in an agreed format data generated in connection with the use of the Products as required for proper submission of the Gen-Probe IND and otherwise as is sufficient to monitor the performance of the Products for quality assurance and to perform their respective regulatory obligations in the Territory (collectively the “Data”).  Each Party shall have the right to disclose, and as to Chiron, to have Gen-Probe disclose, such data to the FDA in support of the IND without prior written consent of the other Party.  The Data shall be deemed confidential information of ARC.

(a)                                  Each Party acknowledges the other party’s interest in disclosing or publishing, in oral or written form, certain information related to ARC’s use of the Products to obtain recognition within the scientific community, to advance the state of scientific knowledge and for marketing purposes.  Each Party also recognizes the other Party’s interest in preserving the confidentiality of certain information.  Therefore, neither party will publish any information relating to use of the Products, including Data each Party generates during clinical trials, without the express written consent of the other Party, which consent shall not be unreasonably withheld.  A Party wishing to publish shall provide a copy of the draft publication and provide the other Party not less than thirty (30) to review and comment prior to publication.  Any such publication shall appropriately acknowledge the contributions of the other Party.  At the request of either Party, the Parties shall reasonably consider joint publications.

(b)                                 Chiron, and on behalf of its Affiliates or Gen-Probe, shall have the right to request use of Data in connection with other regulatory applications, submissions and notifications, in any country, with respect to the Products, Blood Screening Systems or related products.

(c)                                  The Parties acknowledge and agree that nothing in this Agreement or otherwise will require ARC to disclose to Chiron patient-specific, or donor or recipient identifying information (including information that could identify a group of donors, recipients or their geographical location), unless and to the extent that such information is required by any applicable law, regulation or court order.  In such event, (i) Chiron must provide notice to ARC in writing immediately on becoming aware of such a requirement so that ARC has an opportunity to seek a protective order or other remedy; and (ii) ARC shall provide the required identifying information to the extent it has such information, subject to the terms of such protective order or other remedy.

6.8                                 Confidentiality.   During the Term of this Agreement and [***], absent the consent of the other Party, (i) ARC agrees to keep in confidence and not to disclose to any Third Party other than its Affiliates, agents or contractors who need to know in connection with ARC activities under this Agreement, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of Chiron, including Confidential Information of Gen-Probe which is disclosed to ARC by or through Chiron; and (ii) Chiron agrees to keep in confidence and not to disclose to any Third Party other than Gen-Probe and their respective Affiliates, agents or contractors who need to know in connection with Chiron activities under this Agreement, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of ARC.   Disclosures of Confidential Information to Third Parties authorized hereunder shall be permitted only if the Third Party is bound by confidentiality obligations not less restrictive than those set forth herein.

(a)                                  Subject to this Section 6.8 and except as required by a court order issued by a court having appropriate jurisdiction, the Parties agree not to disclose to any Third Party any financial terms of this Agreement, or any terms of this Agreement relating to the WNV Assays and Blood Screening Systems provided hereunder, without the prior written consent of the non-disclosing Party; provided, however, that the Parties may disclose the existence and general nature of this Agreement to Third Parties.

(b)                                 The Parties acknowledge that a violation of this Section 6.8 may cause irreparable harm to the non-disclosing Party for which no adequate remedy at law exists and the Parties therefore agree that, in addition to any other remedies available, the non-disclosing Party shall be entitled to seek injunctive relief to enforce the terms of this Section 6.8.

6.9                                 Intellectual Property; Inventions.  The provision by Chiron to ARC of the Products hereunder includes the implied license or sublicense under Chiron and Gen-Probe intellectual property to use the Products in the Territory as provided herein.  Except for such implied license to the Products, and except as specifically set forth herein, nothing in this Agreement conveys to either Party any rights or licenses to any intellectual property of the other Party.  The Parties do not anticipate that use of the Products as provided herein will result in new inventions by ARC.   However, in the event that any such new invention is made, solely by ARC or persons obligated to assign inventions to ARC, arising from the use of the Products, ARC will own such invention and ARC grants to Chiron the option to obtain a non-exclusive worldwide license to such invention (with a right to sublicense for manufacturing purposes only), on commercially reasonable terms to be negotiated by the Parties in good faith.  If an invention is made jointly by ARC or persons obligated to assign inventions to it, and Chiron or persons obligated to assign inventions to it, such invention will be owned jointly by the Parties.  All inventions made solely by Chiron or persons obligated to assign inventions to it will be owned by Chiron.

6.10                           Inventory Levels.  Chiron shall, at no cost to ARC, assist each NTL monthly in managing its inventory, as well as actual Product usage versus the Product Requirement Forecasts.

6.11                           Technical and Operational Reviews.  From time to time, Chiron shall conduct technical and operational reviews with ARC of the Products and other Services provided by Chiron, as well as Agreement performance, at each Party’s respective expense.  The Parties shall mutually agree upon the scheduling and locations of such reviews.

6.12                           Clinical Monitor Fees.  In consideration of ARC’s allocation of resources, facilities and Data pursuant to this Agreement, Chiron shall pay ARC [***] for such amount from ARC, to offset those costs incurred by ARC from the engagement of Medical Marketing Consultants in connection with monitoring of Products pursuant to the existing IND applications (BB-IND 10920 and BB-IND 11036 for each of Gen-Probe and ARC, respectively).

ARTICLE 7 - REPRESENTATIONS & WARRANTIES; WARRANTY DISCLAIMER; INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

7.1                                 Chiron Representations & Warranties. Chiron hereby represents, warrants and covenants to ARC that:

(a)                                  All Products and Services provided pursuant to this Agreement shall conform to the Regulations, including, but not limited to, 21 C.F.R. Part 812.

(b)                                 [***]

(c)                                  (i) Chiron is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, (ii) this Agreement, when executed and delivered by Chiron, will be the legal, valid and binding obligation of Chiron, enforceable against Chiron in accordance with its terms, (iii) the execution, delivery and performance of this Agreement by Chiron does not and will not (1) conflict with, or constitute a breach or default under, Chiron’s organizational documents or any material agreement, contract, commitment, or instrument to which Chiron is a party or (2) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any Third Party or any governmental or regulatory authority, and (iv) Chiron has not previously granted and will not grant any rights to any Third Party which are, nor has contracted or will contract with any Third Party in any manner which is, inconsistent with the rights granted herein.

(d)                                 There are no FDA proceedings or other regulatory actions pending, threatened (orally or in writing) or probable of assertion against Chiron or any employee, agent or subcontractor thereof for violations of any requirements of the United States Food, Drug and Cosmetic Act, the Public Health Service Act and/or accompanying regulations, or any other Regulations, which would prohibit or limit the provision of the Products as set forth in this Agreement.

(e)                                  Chiron has commercial insurance necessary to conform with the terms and conditions of this Agreement and all Chiron commercial insurance shall be and remain in full force and effect during the Term of this Agreement.  In no event shall any ARC Indemnitee’s recovery for Damages assumed by Chiron be limited to the amount of the insurance limits requested.

7.2                                 ARC Representations & Warranties. ARC hereby represents, warrants and covenants that:

(a)                                  ARC shall not make any warranty or representation, either express or implied, with respect to any Product, which differs from any warranty or representation made by Chiron or the applicable manufacturer in the applicable Documentation for the Product.

(b)                                 ARC shall store, handle and use the Products in its control in conformity with the Package Insert and shall comply with all Regulations applicable to the use of such Products.

(c)                                  (i) ARC is a not for profit corporation chartered by an act of Congress, 36 U.S.C. § 30010 et seq., and has the full and unrestricted corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby, (ii) this Agreement, when executed and delivered by ARC, will be the legal, valid and binding obligation of ARC, enforceable against ARC in accordance with its terms, and (iii) the execution, delivery and performance of this Agreement by ARC does not and will not (1) conflict with, or constitute a breach or default under, ARC’s organizational documents or any material agreement, contract, commitment, or instrument to which ARC is a party or (2) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any Third Party or any governmental or regulatory authority that is material to ARC’s ability to carryout the transactions contemplated hereby.

(d)                                 ARC has commercial insurance necessary to conform with the terms and conditions of this Agreement and all ARC commercial insurance shall be and remain in full force and effect during the Term of this Agreement.  In no event shall any Chiron Indemnitee’s recovery for Damages assumed by ARC be limited to the amount of the insurance limits requested.

7.3                                 Limitation of Warranty.  Chiron is not the manufacturer of the WNV Assays provided to ARC under this Agreement.  Further, the WNV Assays are not licensed by the FDA or any other regulatory body for use in the screening and release of blood, plasma or other blood components and are development stage products, provided to ARC pursuant to an IND submitted to the FDA.  EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT, CHIRON MAKES NO WARRANTIES OF ANY KIND AS TO THE PRODUCTS PROVIDED HEREUNDER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.4                                 Pass-Through Warranty.  With no further act required by ARC, Chiron agrees to pass through to ARC the benefit of Gen-Probe’s manufacturer warranties with respect to each of the Products, and Chiron with respect to any other Third Party manufacturer’s shall also pass through to ARC the benefit of any manufacturer’s warranties with respect to each of the Products, to the extent it is legally permitted to so by the applicable Third Party manufacturers.

7.5                                 Indemnity by Chiron.  Chiron agrees to protect, defend, indemnify and hold harmless ARC, the NTLs and all ARC units, including without limitation, all ARC chapters and other operating units, and their respective officers, directors, governors, employees, Affiliates, assigns, successors, and agents (collectively, the “ARC Indemnitees”) and agrees to hold them harmless from and against all Damages arising from the negligence or willful misconduct of any of the Chiron Indemnitees or Gen-Probe in the performance of Chiron’s or Gen-Probe’s obligations under this Agreement, including without limitation:

(a)                                  any breach or violation by Chiron, Gen-Probe or any Chiron Indemnitee of any of the applicable Regulations related to Chiron’s or Gen-Probe’s performance under this Agreement;

(b)                                 Chiron’s provision of any Services pursuant to this Agreement;

(c)                                  [***]; or

(d)                                 loss or damage to any of Chiron’s or any Chiron Indemnitee’s property, real or personal, while performing Chiron’s or Gen-Probe’s respective obligations pursuant to this Agreement;

provided, that in all of the above cases Chiron’s indemnification responsibilities to ARC Indemnitees shall be reduced to the extent that any of such Damages claimed by any ARC Indemnitee results from the willful misconduct, negligence or omission of ARC or any ARC Indemnitee or ARC’s breach of its representations, warranties, covenants or other agreements and obligations provided in this Agreement.

7.6                                 Indemnity by ARC.  ARC agrees to protect, defend, indemnify and hold harmless Chiron and its Affiliates, and their respective officers, directors, employees, assigns, successors, contractors, subcontractors, suppliers and agents (collectively, the “Chiron Indemnitees”) and agrees to hold them harmless from and against all Damages arising from the negligence or willful misconduct of any of the ARC Indemnitees in the performance of ARC’s obligations under this Agreement, including without limitation:

(a)                                  any breach or violation by ARC or any ARC Indemnitee of any of the applicable Regulations related to ARC’s performance under this Agreement;

(b)                                 any use of the Products by ARC or any ARC Indemnitee other than in accordance with the Package Insert and/or Documentation for such Products; or

(c)                                  loss or damage to any of ARC’s or any ARC Indemnitee’s property, real or personal, while performing their respective obligations pursuant to this Agreement;

provided, that in all of the above cases ARC’s indemnification responsibilities will be reduced to the extent that any of such Damages claimed by any Chiron Indemnitee results from the willful misconduct, negligence or omission of Chiron or any Chiron Indemnitee or Chiron’s breach of its representations, warranties, covenants or other agreements and obligations provided in this Agreement.

7.7                                 IP Infringement Indemnity.

(a)                                  In addition to Chiron’s indemnification obligations set forth herein, Chiron, at its own expense, will defend and indemnify ARC from any Damages from any suit or claim which may be brought against any ARC Indemnitee for the infringement, misappropriation or other violation of any Third Party’s patent(s), trademark(s), copyright(s), trade secret(s), moral right(s), semi-conductor chip protection, proprietary information, confidential information or other proprietary right (“IP Claim”) resulting from ARC’s use of any of the Products, and in such suit Chiron will satisfy any final judgment or award for any such infringement, misappropriation or other violation.

(b)                                 Notwithstanding the foregoing, Chiron shall have no liability hereunder to the extent that the IP Claim arises from or is attributable to (i) the use of the Products in combination with other products or materials not provided by Chiron hereunder; (ii) part (or all) of the Products being used for a purpose other than that indicated by this Agreement; or (iii) use of the Products other than in accordance with the Documentation provided by Chiron to ARC.  Chiron’s obligation to indemnify shall be subject to ARC promptly notifying Chiron in writing of such claim and providing reasonable cooperation to Chiron in the defense of such claim or proceeding.

(c)                                  If, in Chiron’s opinion, a Product furnished hereunder is likely to or does become the subject of any IP Claim, then without diminishing Chiron’s obligation to satisfy any final judgment or award, Chiron may, at its option, substitute for that Product a modified version thereof that is satisfactory to ARC or, at Chiron’s option and expense, obtain the right for ARC and the NTLs to continue using the Product.  If the use of such Product by ARC or the NTLs shall be prevented by permanent injunction, or Chiron is unable to procure the right for ARC and the NTLs to continue using such Product at a reasonable cost, ARC may terminate this Agreement as to the affected Product and upon such termination, Chiron shall accept the return of the remaining unused affected WNV Assays and refund the amount paid Chiron for such unused WNV Assays and/or accept the return of the affected Blood Screening Systems.  Chiron shall also reimburse ARC for any shipping charges paid by ARC to return the Products to Chiron and bear all risk of loss during shipment.

7.8                                 Indemnification Procedures.  Any ARC Indemnitee or Chiron Indemnitee claiming indemnification (the “Indemnitee”) shall notify the Party from which indemnification is claimed (the “Indemnifying Party”) in writing promptly upon becoming aware of any claim to which such indemnification may apply.  Failure to provide such notice shall constitute a waiver of the Indemnifying Party’s indemnity obligations hereunder if, and only to the extent that, the Indemnifying Party is materially damaged thereby.  The Indemnifying Party shall have the right to assume and control the defense of the claim at its own expense.  If the right to assume and have sole control of the defense is exercised, the Indemnitee shall have the right to participate in, but not to control, such defense at its own expense.  If the Indemnifying Party does not assume the defense of the claim, the Indemnitee may defend the claim at the Indemnifying Party’s expense.  The Indemnitee will not settle or compromise the claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party will not settle or compromise the claim in any manner which would have an adverse effect of the Indemnitee without the consent of Indemnitee, which consent, in each case, will not be unreasonably withheld.  The Indemnitee shall reasonably cooperate with the Indemnifying Party and will make available to the Indemnifying Party all pertinent information under the control of the Indemnitee.

7.9                                 Exclusion of Consequential Damages; Limitation of Liability.  Unless recovery for such damages is otherwise expressly provided for in this Agreement, neither Party shall be liable with respect to the subject matter of this Agreement under breach of contract, negligence, strict liability or any other cause of action for any consequential, incidental or indirect loss or damage (whether arising directly or indirectly from a breach of this Agreement), including loss of profit or for any cost of procurement of substitute goods, technology or services, except to the extent of liability to Third Parties for bodily injury or death as to which each of the Parties are obligated to indemnify each other under Sections 7.5 and 7.6, respectively.  Notwithstanding any provision herein to the contrary, in no event shall Chiron be liable to ARC with respect to the subject matter of this Agreement under breach of contract, negligence, strict liability or any other cause of action in an aggregate that exceeds the total amount paid by ARC to Chiron hereunder, except to the extent of liability to Third Parties for bodily injury or death as to which Chiron is obligated to indemnify ARC under Section 7.5.

7.10                           Insurance.  Chiron and ARC agree to maintain insurance as follows:

(a)                                  Insurance Required of Chiron.  Chiron shall maintain at its sole cost and expense the following insurance coverages in full force and effect for the Term of this Agreement [***]:

(i)                                     A Commercial General Liability policy with each ARC Indemnitee named as an additional insured as their interests may appear as respects this Agreement, and the amount of the policy will be at least [***] combined single limit for each occurrence and in the aggregate for each policy term;

(ii)                                  A Products Liability policy applicable to the design, manufacture, production and recall of any Product supplied to ARC under this Agreement with at least [***] for each occurrence and in the aggregate and naming each ARC Indemnitee as an additional insured as their interests may appear with respect to this Agreement;

(iii)                               A Commercial Auto Liability policy including owned and non-owned and hired vehicles with at least [***] in coverage with each ARC Indemnitee named as an additional insured as their interests may appear as respects this Agreement;

(iv)                              Workers’ Compensation coverage with statutory limits for each jurisdiction where the work required under this Agreement is performed;

(v)                                 An employers’ liability policy with at least the following limits: [***] per accident, [***] per disease, and [***] disease (each employee); and

(vi)                              “All Risk” property insurance policy at full replacement cost on all facilities, property and equipment used in manufacturing the Products.  Chiron shall also maintain an “All Risk” transit insurance policy at full replacement cost insuring all Products while being shipped to or from ARC.

(b)                                 Insurance Required of ARC.  ARC shall maintain at its sole cost and expense the following insurance coverages in full force and effect for the Term of this Agreement [***]:

(i)                                     A Commercial General Liability policy with each Chiron Indemnitee named as an additional insured as their interests may appear as respects this Agreement, and the amount of the policy will be at least [***] combined single limit for each occurrence and in the aggregate for each policy term;

(ii)                                  A Professional Liability (Errors and Omissions) policy in an amount not less than [***] each claim and in the aggregate;

(iii)                               A Commercial Auto Liability policy including owned and non-owned and hired vehicles with at least [***] in coverage with each Chiron Indemnitee named as an additional insured as their interests may appear as respects this Agreement;

(iv)                              Workers’ Compensation coverage with statutory limits for each jurisdiction where the work required under this Agreement is performed;

(v)                                 An employers’ liability policy with at least the following limits: [***] per accident, [***] per disease, and [***] disease (each employee);

(vi)                              “All Risk” property insurance policy at full replacement cost on all facilities, property and equipment used in connection with the Products, other than such facilities, property and equipment for which this Agreement requires the provision of insurance by Chiron.

(c)                                  All liability policies will be written as primary coverage and not contributing with, or in excess of, any coverage which the other Party shall carry with respect to the obligations of each Party.  All workers’ compensation policies shall contain a waiver of subrogation for the benefit of the other Party, except as to [***].  All insurance required under this Agreement that is provided through commercial carriers shall be placed with insurers which, at the time the insurance is placed, [***].  This insurance shall be and remain in full force and effect during the Term of this Agreement.  Each Party shall provide the other with certificates of insurance evidencing the coverage required herein upon execution of this Agreement, and renewal certificates on request from the other Party.  Such certificates shall provide for thirty (30) days prior written notice to the certificate holder in the event of the non-renewal or cancellation of the policies.  Each Party shall provide the other with prompt written notice of (i) any material change to the coverage, limits, terms, or conditions of any insurance below those required herein, (ii) the exercise of the batching provision under its catastrophic insurance coverage, whether related to any potential liabilities under this Agreement or otherwise, or (iii) any other potential impairment of the coverage provided under any of the insurance policies set forth in Section 7.10(a) or (b) above.  All information contained within such notice shall be deemed Confidential Information of the notifying Party.  Following delivery of such notice, the Parties will meet and confer regarding the impact of the occurrence described in such notification on the Parties. Each of the Parties acknowledge that during the period which the Parties are meeting and conferring with one another, as provided in the immediately preceding sentence, the notified Party shall refrain from submitting a notice of termination under Section 8.2(a) on the basis of the information provided to it pursuant to this Section 7.10(c), until at least thirty (30) days have passed from the date the Section 7.10(c) notice was first received.

ARTICLE 8 - TERM AND TERMINATION

8.1                                 Term.  This Agreement shall be effective as of the Effective Date and shall continue  [***] (the “Term”), unless terminated earlier by mutual agreement of the Parties without penalty, or otherwise in accordance with this Agreement.  The obligations under this Agreement shall terminate and expire without any further action by the Parties upon the expiration of the Term unless, no less than six (6) months before the expiration of this Agreement, the Parties mutually agree in writing to extend this Agreement.

8.2                                 Termination for Cause.  This Agreement may be terminated for cause by written notice to the other Party at any time during the Term of this Agreement, which termination shall be effective when such termination notice is received in accordance with Article 13, as follows:

(a)                                  by either Party if the other Party fails to observe, perform or otherwise materially breaches any of its covenants, representations, warranties, or agreements or materially defaults in the performance of its obligations under this Agreement, provided such breach or failure continues without cure for a period of thirty (30) days after receipt by the other Party of an initial written notice thereof specifying such breach or failure;

(b)                                 by either Party if the other Party files a petition in bankruptcy, becomes bankrupt or insolvent or subject to the reorganization of its business for the benefit of creditors under any law or regulation relating to bankruptcy, or a receiver is appointed for all or substantially all of its property or assets, or upon the making by such other Party of a composition with its creditors, or upon the taking by such other Party of any act for the winding up of its business, or upon any governmental authority exercising any power or authority resulting in the expropriation or confiscation of all or substantially all of its business and assets.  If Chiron enters into proceedings relating to bankruptcy, whether voluntary or involuntary, Chiron will furnish, by certified mail, written notification of the bankruptcy to the person identified in Section 13.5.  The notification must be furnished within [***] of the initiation of the bankruptcy proceedings.  The notification must include the date on which the petition was filed, and a list of ARC purchase orders for which final payment has not yet been made.  This obligation remains in effect until final payment under this Agreement;

(c)                                  by either Party if a Force Majeure Event prevents a Party from performing its obligations under this Agreement for a period exceeding [***], measured from the day notice is received of the existence of such Force Majeure Event; or

(d)                                 by either Party if any of the Regulations are amended in a way that precludes a Party from lawfully performing its obligations under this Agreement, effective upon the effective date of such amended Regulation; provided, however, that [***] prior written notice must be given by the Party intending to terminate under this subsection and such Party shall make a good faith effort to implement commercially reasonable strategies for compliance with any amended Regulations.

(e)                                  by either Party if (i) the notifying Party’s institutional review board (“IRB”) withdraws approval of an IND before the expiration of the Term or (ii) the FDA revokes any approval of any of the Products or a Party’s IND;

(f)                                    [***]; or

(g)                                 [***].

ARTICLE 9 - FORCE MAJEURE

9.1                                 Force Majeure.  Neither Party shall be liable for any failure or delay in performing any of its obligations under this Agreement to the extent that such failure or delay is due to any cause beyond the affected Party’s reasonable control, including without limitation war, terrorism, riot, insurrection or other civil commotion, any strike, lockout or other labor dispute, any governmental or court order, decree or regulation, any fire, flood, epidemic, earthquake, unusually severe weather condition or other act of God, or any freight embargo or public utility failure (a “Force Majeure Event”).

(a)                                  The affected Party shall give prompt notice to the other Party of, and shall exercise due diligence to eliminate or remedy all such causes, and shall give the other Party prompt notice when such causes have been eliminated or remedied. Notwithstanding the foregoing, (i) a Party affected by a Force Majeure Event shall use commercially reasonable efforts (taking into consideration the adverse effect and duration of the Force Majeure Event) to mitigate and ameliorate the adverse effects thereof, and (ii) the obligations of such Party shall not be suspended pursuant to this Section 9.1 to the extent that performance of such obligations was due before the occurrence of the Force Majeure Event.  Further, the affected Party shall have the burden of proving the existence, duration and adverse effect of such Force Majeure Event.

(b)                                 If Chiron is the Party affected by the Force Majeure Event and such Force Majeure Event has prevented Chiron from performing its obligations under this Agreement for in excess of [***], [***].

ARTICLE 10 - CONSEQUENCES OF THE TERMINATION OF THIS AGREEMENT

10.1                           Outstanding Payment Obligations Unaffected.  The termination of this Agreement for any reason whatsoever shall not affect any Party’s obligations to perform those obligations due and already accrued prior to such termination.  In the event that termination occurs at a time prior to ARC having made full payment that is due and owing for any Products, the Parties agree that Chiron shall have all applicable ownership rights to such Products until such payment has been made in full to Chiron.

10.2                           Reimbursement upon Termination.  If this Agreement is terminated other than by mutual agreement of the Parties or for cause by ARC pursuant to Section 8.2, then ARC shall be obligated to reimburse Chiron for certain un-recovered costs and expenses related to the development of the Products in an amount to be calculated in accordance with Schedule 5.0, paragraph 2.

10.3                           Transition.  If the Term of this Agreement expires, upon such expiration and for a period of no more than [***] thereafter, Chiron shall continue to make available to ARC for purchase, at prices not to exceed [***] of the then current prices for such quantity of Products under this Agreement, such quantity of Products and Services as ARC deems necessary for its use in the Blood Screening Field to facilitate an orderly transition to the replacement service provider.

In the event of a termination of this Agreement by ARC for any reason, Chiron shall cooperate with ARC in the transfer of Chiron’s obligations hereunder to a replacement service provider.  After receiving notice of such termination and except as otherwise directed by ARC, Chiron shall continue to make available to ARC for purchase, at prices not to exceed [***] of the then current prices for such quantity of Products under this Agreement, such quantity of Products and Services as ARC deems necessary for its use in the Blood Screening Field to facilitate an orderly transition to the replacement service provider during the time period required for such transition, not to exceed [***].

During any such transition following expiration or termination by ARC, ARC’s purchase obligations with respect to the quantity of such Products and/or Services shall be reduced to the extent ARC deems necessary to transition to the replacement service provider.

10.4                           Survival of Certain Provisions.  In addition, notwithstanding anything herein to the contrary, the following provisions of this Agreement shall survive termination of this Agreement: Sections 3.2(f)(vii), 5.3, 6.5(d), 6.7, 6.8, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, and 7.10 and Articles 10, 11, 12 and 13.

10.5                           Return of Confidential Information.  Upon termination of this Agreement for any reason whatsoever, the Parties shall immediately return to the other all confidential information in documentary or printed form and any copies or extracts thereof and shall thereafter cease to use such information but without prejudice to the then surviving confidentiality obligations provided for in Section 6.8 hereof.

10.6                           No Other Payment.  No indemnity or compensation in any form whatsoever shall be paid by either Party to the other in connection with a termination in accordance with the terms hereof (subject to any liability that may exist in respect of any material breach prior to such termination).

ARTICLE 11 - APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of law rules and regulations.

ARTICLE 12 - DISPUTES

12.1                           To the extent that there are disputes with respect to performance under this Agreement, such disputes (other than non-payment) are not cause for Chiron to stop performance under this Agreement, but will be resolved in due course to the extent possible in accordance with this Article.

12.2                           The Parties to this Agreement will attempt to resolve any problem or dispute arising out of, or related to, this Agreement through good faith consultation in the ordinary course of business.

12.3                           If the Parties are unable to resolve the problem or dispute within thirty (30) days, either Party may initiate and submit a matter through the dispute resolution procedure set forth in Section 12.4 below.  No Party may institute litigation until the dispute resolution procedure has been completed unless, and to the extent that, doing so is necessary to avoid irreparable harm.

12.4                           Dispute Resolution Procedure.  If any problem or dispute arising out of or related to this Agreement is not resolved by the Parties in the above described manner, the Parties hereby agree to resolve such dispute by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The place of arbitration shall be Arlington, Virginia.  The arbitration panel shall consist of three arbitrators, one arbitrator appointed by each of the Parties, and the third arbitrator appointed by the two appointed arbitrators (the “Panel”).  The Panel may, at its discretion, provide for discovery by the Parties not to exceed a period of sixty (60) days from the date of filing of the notice of arbitration.  The Panel shall render its decision within ninety (90) days from the date of filing the notice of arbitration and may, at its discretion, award costs and expenses but shall not have the right to award punitive damages.  The decision of the Panel shall be final and binding on the Parties, and shall be enforceable in any court of competent jurisdiction.

12.5                           The prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorney’s fees, incurred because of any legal action arising in relation to this Agreement.

ARTICLE 13- MISCELLANEOUS

13.1                           National Testing Laboratories.  The full names and addresses of the NTLs participating in this Agreement are set forth in Schedule 1.36, which may be modified from time to time as determined by ARC.  Any change to the number or location of NTLs shall be provided in writing by ARC to Chiron at least ninety (90) days in advance of such change, wherever possible.

13.2                           Equal Employment Opportunity.  Neither ARC nor Chiron will discriminate, in terms and conditions of employment, against employees or applicants because of age, race, color, religion, sex, national origin, qualified disability or any other basis protected by applicable state or local law.  ARC and Chiron agree to abide by all federal, state and local employment and labor law notice posting requirements.

13.3                           Assignment.  This Agreement shall not be directly or indirectly assigned or otherwise transferred by the Parties, nor, except as expressly provided hereunder, may any right or obligations of either of the Parties hereunder be assigned or transferred (whether voluntarily, by operation of law or otherwise) without the prior written consent of the other Party. Either Party may assign and transfer to an Affiliate, or any Third Party acquiring all or substantially all of the business assets or liabilities necessary to transact business, as contemplated hereunder, provided that (i) the assigning Party provides written notice of such assignment at least forty-five (45) days prior to its intended effectiveness and (ii) the assignee provides to the non-assigning Party adequate assurances of its intent to perform under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

13.4                           Subcontracting.  Chiron’s obligations under this contract may not be subcontracted without the prior written consent of ARC.  Any attempt to subcontract without such consent will be null and void and of no effect.

Chiron must require that all subcontractors approved by ARC be bound by the terms of this Agreement and to assume toward Chiron all obligations and responsibilities which Chiron assumes toward ARC.  Chiron must make available to each approved subcontractor, prior to the execution of any subcontract agreement, a copy of this Agreement to which the subcontractor will be bound.  For purposes of any subcontracts entered into pursuant to this Section 13.4, the term “Chiron” as used in this Agreement, will include any and all ARC-approved subcontractors.

Each subcontract agreement must preserve and protect the rights of ARC with respect to the goods or services provided by Chiron.  The subcontractor must enter into similar agreements with all sub-subcontractors.  ARC retains the unrestricted right to review all subcontract agreements, or other documents pertaining to the retention of any subcontractor at any tier, for performance under this Agreement, prior to the execution of such subcontract or other agreement.  Upon ARC approval, each subcontract agreement shall be assigned by Chiron to ARC; provided, however that assignment shall only be effective in the event Chiron terminates a subcontracting agreement with a subcontractor and ARC accepts such assignment by notifying the subcontractor in writing.  Chiron must expressly provide for such assignment in all of its subcontract agreements.

Chiron must require each ARC-approved subcontractor, if any, to procure and maintain insurance of the types and amounts required of Chiron in favor of ARC.  In addition, the subcontractors must assume indemnification responsibilities identical to those provisions agreed to by Chiron and contained in this Agreement, in favor of ARC.

Chiron agrees to include in all subcontracts entered into under this Agreement a provision to the effect that ARC and its authorized representatives will, until [***] after final payment under the subcontract, or for any shorter period specified by law for particular records, have access to and the right to examine any books, documents, papers, or other records of the subcontractor relating to the subcontract.

Nothing in this Agreement will be deemed to entitle subcontractors, materialmen, or lower-tier subcontractors rights as Third Party beneficiaries of this Agreement between ARC and Chiron.  Notwithstanding any statement to the contrary, Chiron will at all times be responsible for all acts and/or omissions of its subcontractors.

13.5                           Notices.  Any Notice or request required or permitted to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by (i) pre-paid registered or certified mail, return receipt requested, or (ii) hand-delivered by a nationally recognized courier, to the address set forth below or to such other address as may have been notified in writing.

If to Chiron:	Chiron Corporation
Attention: President, Blood Testing
4560 Horton Street
Emeryville, California 94608
Phone: [***]

With a copy to:	General Counsel

If to ARC:	American National Red Cross
Attention: Vice President, NTRL
13504 South Point Boulevard
Charlotte, North Carolina 28273
Phone: [***]

With a copy to:	The American National Red Cross
(which shall not	Attention: Office of the General Counsel
constitute notice)	2025 E Street, NW
Washington, DC 20006-5009
Phone: [***]

A notice, consent, approval or other communication takes effect from the time it is received unless a later time is specified in it, and receipt shall be deemed to occur as follows:

(a)                                  If it is sent by mail, seven (7) calendar days after posting; and

(b)                                 If it is sent by courier, on the date and at the time shown on the courier’s standard written confirmation of receipt.

13.6                           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties in respect of the subject matter hereof.  This Agreement cancels and supersedes any and all pre-existing agreements, either oral or in writing between the Parties.  There are not and shall not be any oral statements, representations, warranties, undertakings or agreements between the Parties other than as provided by this Agreement and any mutually accepted written amendments or letter agreements attached hereto.  This Agreement may not be amended, altered or modified except by a written document executed by all of the Parties hereto.

13.7                           Order of Precedence; Conflict Between Terms and Conditions.  In the event of a conflict between the terms of this Agreement and any other document related hereto, the terms of this Agreement shall govern.  Unless otherwise explicitly stated in this Agreement, in the event of any conflict between the terms of this Agreement and the terms of any of the Schedules or Exhibits hereto, or the terms and conditions of this Agreement and any terms and conditions that may be set forth in any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall control and govern any interpretative efforts.

13.8                           Interpretation.  This Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter.

13.9                           No Waiver.  The failure on the part of either Party hereto to exercise or enforce any right conferred upon it by this Agreement shall not be a waiver of any such right nor shall any single or partial exercise of any right or power hereunder or further exercise thereof operate so as to bar the later exercise or enforcement thereof.

13.10                     Nature of Relationship; Independent Contractor.  Nothing herein contained shall be deemed to be or construed as constituting either Party the agent or partner of the other Party.  The relationship between ARC and Chiron shall be that of an independent contractor.  No Party shall have the right, title or authority to enter into any contract, agreement or commitment on behalf of the other or to bind the other Party in any manner whatsoever.

13.11                     Compliance with Applicable Law.  In performing this Agreement, the Parties shall comply with all applicable laws and Regulations.  Nothing in this Agreement shall be construed so as to require the violation of law, and wherever there is any conflict between any provision of this Agreement and any rule of mandatory law, the latter shall prevail, but in such event, the affected provision of this Agreement shall be ineffective only to the extent necessary to comply with the applicable law, the remainder of this Agreement shall remain in full force and effect, and the Parties hereto undertake to replace the invalid and/or unenforceable provision by a valid and/or enforceable provision, the nature and scope of which will come as close as possible to the contractual provision to be replaced, taking into account the economic intentions and business purposes of the Parties.

13.12                     Publicity. Neither Party shall permit or generate any publicity, advertising or promotion concerning this Agreement without the prior written consent of the other Party.  Each Party recognizes that the name, logo and marks of the other Party represent valuable assets of that Party and that substantial recognition and goodwill are associated with such assets.  Each Party hereby agrees that neither it nor any of its Affiliates shall use the other Party’s name, logo or marks without the prior written authorization from such other Party.

Each of the Parties acknowledges that a violation of this Section 13.12 would cause irreparable harm to the other Party for which no adequate remedy at law exists and each Party therefore agrees that, in addition to any other remedies available, and notwithstanding any other provision of this Agreement, the aggrieved Party shall be entitled to injunctive relief to enforce the terms of this Section 13.12.  To the extent allowed by law, the prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred because of any legal action arising in relation to this Section 13.12.

13.13                     Disclosure of Agreements and Terms.  Subject to mutual agreement as to form and substance, each of the Parties may issue a press release disclosing the existence of this Agreement.  Each Party may disclose any of the terms of this Agreement to any Affiliate; provided that the recipient of such disclosure is obligated to confidentiality terms no less restrictive than those contained in Section 6.8.  Each Party may disclose any information contained in or regarding this Agreement to the extent required in its respective reasonable judgment by applicable law, regulation or order of any court or governmental agency.  Further, each Party may determine in its respective discretion to file this Agreement under the Securities and Exchange Act of 1934, even if that filing may result in this Agreement becoming available to the public generally.  The filing Party shall seek confidential treatment for at least the essential financial terms hereof in connection with any such filing, subject to applicable law and regulation, and shall notify the other Party in advance of any such filing and consider such suggestions as the other Party may make as to the terms herein as to which the filing party should seek confidential treatment.

13.14                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and each of which shall constitute one and the same Agreement.

[Remainder of page intentionally left blank]

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto, through their authorized representatives, have set their hands as of the date first above written, whereby they evidence their intent to be legally bound to this Agreement.

CHIRON CORPORATION		THE AMERICAN NATIONAL RED CROSS

By:	/s/ Jack Goldstein	By:	/s/ Robert H. Kloak for
Name:	Jack Goldstein	Name:	Richard Platte
Title:	President, Chiron Blood Testing	Title:	Vice President, National Testing &
Reference Laboratories

		By:	/s/ Philip Yenrick
		Name:	Phil Yenrick 10-14-03
		Title:	Director, National Contracting Office

Schedule 1.26

NTLs

1.                                       Charlotte

13500 South Point Blvd.

Charlotte, NC  28273

2.                                       Detroit

100 Eliot Street

Detroit, MI  48201

3.                                       Philadelphia

700 Spring Garden Street

Philadelphia, PA  19123

4.                                       St. Louis

4050 Lindell Blvd.

St. Louis, MO  63108

5.                                       Southern CA

8885 Rehco Road

San Diego, CA  92121

Schedule 2.0

WNV ASSAY

[Package Insert to be attached]

Procleix® WNV Assay

For Investigational Use Only.

The performance characteristics of this product have not
been established.

5000 Test Kit

INTENDED USE

The Procleix® WNV Assay* is a qualitative in vitro nucleic acid amplification test for the detection of West Nile virus (WNV) RNA in human plasma from volunteer donations of whole blood and blood components for transfusion, and source plasma for further manufacturing, and from tissue and organ donations.  The assay is intended for use in screening individual donor samples or pools of human plasma comprised of equal aliquots of not more than 16 individual donations.

SUMMARY AND EXPLANATION OF THE TEST

WNV is a mosquito-borne flavivirus that is associated with human disease ranging from mild flu-like symptoms to severe neurological disease(1),(2).  Most WNV infections are asymptomatic and approximately 20% lead to a mild illness known as West Nile virus fever.  Less than 1% of infections are estimated to cause serious neurological disease, with advanced age being the most significant risk factor(3).  Prior to an outbreak in Queens New York in 1999, the presence of the virus in North America had not been documented.  Since the original New York outbreak, the virus, which is carried predominantly by the Culex, sp. of mosquitoes, has continued to expand westward and is now thought to be permanently established in North America(4).  A large number of avian species serve as a reservoir host for the virus, whereas humans and animals, such as horses and other mammals, are believed to be incidental hosts(5).

As of January 2003, the CDC reported nearly 4000 confirmed human WNV positive cases and 259 human fatalities in the US.  The principal route of human WNV infection is through the bite of an infected mosquito.  In 2002, new mechanisms of person-to-person transmission were documented, including possible mother to infant infection through breast milk, transplacental infection, and transmission through organ donation and blood transfusion.  As of January 2003, fourteen cases of transfusion associated transmission of WNV were confirmed(6),(7).

In most human infections, WNV multiplies to a relatively low level producing a transient viremia that can be detected in whole blood and plasma.  Nucleic acid testing (NAT) methods are capable of detecting infection prior to the presence of antibodies during the viremic phase.  Immunoglobulin M (IgM) antibody can be detected in serum or cerebrospinal fluid (CSF) collected within 8 days of illness onset.  The IgM and the T memory cells can remain in the body for years(3),(5).  Current methods for the diagnosis of WNV are IgM enzyme immunoassay, Plaque Reduction Neutralization assays, and NAT methods.  Because the serologically based assays detect host immune response after the primary viremic phase, they may not be appropriate for blood screening.

Screening of whole blood donations with NAT has been in place in the United States since early 1999 and licenses were granted for HIV-1 and HCV screening in 2002.  The Procleix WNV Assay, uses the same technology as the Procleix HIV-1/HCV Assay to detect WNV RNA(8).

PRINCIPLES OF THE PROCEDURE

The Procleix® WNV Assay involves three main steps which take place in a single tube:  sample preparation; WNV RNA target amplification by Transcription-Mediated Amplification (TMA)(9); and detection of the amplification products (amplicon) by the Hybridization Protection Assay (HPA)(10).

During sample preparation, RNA is isolated from plasma specimens via the use of target capture.  Plasma is treated with a detergent to solubilize the viral envelope, denature proteins and release viral genomic RNA.  Oligonucleotides (“capture oligonucleotides”) that are homologous to highly conserved regions of WNV, are hybridized to the WNV RNA target, if present, in the test specimen.  The hybridized target is then captured onto magnetic microparticles that are separated from plasma in a magnetic field.  Wash steps are utilized to remove extraneous plasma components from the reaction tube.  Magnetic separation and wash steps are performed with the Chiron Procleix TCS.

Target amplification occurs via TMA, which is a transcription-based nucleic acid amplification method that utilizes two enzymes, MMLV reverse transcriptase and T7 RNA polymerase.  The reverse transcriptase is used to generate a DNA copy (containing a promoter sequence for T7 RNA polymerase) of the target RNA sequence.  T7 RNA polymerase produces multiple copies of RNA amplicon from the DNA copy template.  The Procleix WNV Assay utilizes the TMA method to amplify regions of WNV RNA.

Detection is achieved by HPA using single-stranded nucleic acid probes with chemiluminescent labels that are complementary to the amplicon.  The labeled nucleic acid probes hybridize specifically to the amplicon.  The Selection Reagent differentiates between hybridized and unhybridized probes by inactivating the label on unhybridized probes.  During the

*Developed and manufactured by Gen-Probe Incorporated; distributed by Chiron Corporation.

1

detection step, the chemiluminescent signal produced by the hybridized probe is measured in a luminometer and is reported as Relative Light Units (RLU).

Internal Control is added to each test specimen, external quality control (if used), assay calibrator, and blank tube via the Target Capture Reagent that contains the Internal Control.  The Internal Control in this reagent controls for specimen processing, amplification and detection steps.  Internal Control signal in each tube or assay reaction is discriminated from the WNV signal by the differential kinetics of light emission from probes with different labels(11).  Internal Control-specific amplicon is detected using a probe with rapid emission of light (flasher signal).  Amplicon specific to WNV is detected using probes with relatively slower kinetics of light emission (glower signal).  The Dual Kinetic Assay (DKA) is a method used to differentiate between the signals from flasher and glower labels(11).  When used for the detection of WNV, the Procleix WNV Assay differentiates between Internal Control and WNV signals.

MATERIALS PROVIDED
Procleix® WNV Assay	5000 Test Kit P/N 301135

Internal Control Reagent
Target Capture Reagent
Amplification Reagent
Enzyme Reagent
Probe Reagent
Selection Reagent
Negative Calibrator
Positive Calibrator
Blank

MATERIALS REQUIRED, SOLD SEPARATELY

Procleix® Assay Fluids	P/N 301027
Wash Solution
Oil
Buffer for Deactivation Fluid

Procleix® Auto Detect Reagents	P/N 301121
Auto Detect 1
Auto Detect 2

Disposables
(Disposables are single use only, do not reuse. Use of other disposables is not recommended.)
Ten-Tube Units (TTUs)	P/N TU0040
Ten Tip Cassettes	P/N 104578
Sealing Cards	P/N 102085

Procleix® WNV Assay Calibrators and Blank	P/N 301151

Positive Calibrator
Negative Calibrator
Blank

Procleix® WNV Proficiency Panels	P/N 301152

Positive Panel Members
Negative Panel Members

Chiron CPT (Correlated Pipetting Transfer) Pooling Software (Only required for pooling)

The Chiron® CPT Pooling Software, used in combination with the TECAN GENESIS RSP, performs sample scanning and pooling operations that combine aliquots from individual samples into a single Master Pool Tube, which may be used for further testing.

Equipment

Procleix® System (available from Chiron Corporation)

Dedicated fixed or adjustable repeat pipettor capable of delivering 400 µL of Target Capture Reagent with a ± 5% accuracy and a precision of < 5% CV. (Only required for manual sample pipetting method.)

Dedicated single channel pipettor capable of delivering 500 µl of specimen with a ± 5% accuracy and a precision of < 5% CV.(only required for manual sample pipetting method.)

MATERIALS REQUIRED BUT NOT PROVIDED

Eppendorf COMBITIPS repeat pipettor tips (12.5 mL, 5.0 mL, 1.25 mL) or equivalent

Disposable 1000 µL filter tips in rack

Bleach

For use in final concentration of 5% sodium hypochlorite and 0.5% sodium hypochlorite

Bleach alternative (optional)

Contact Chiron Technical Support for a list of bleach alternatives and instructions for use.

Sterile, polypropylene conical tubes with sealing caps

Freestanding tubes are recommended in two different sizes (5 mL to 10 mL tube and > 30 mL tube).  The tubes must be able to accommodate the diameter of an Eppendorf Repeat pipettor tip

TECAN GENESIS disposable 1000 µL conductive filter tips

TECAN 100 mL reagent troughs

REAGENTS

Procleix® WNV Assay Kit:

P/N 301135 – 5000 Test Kit

CONTENTS	Number of vials/ Volume per vial

Reagent Name	5000 Test Kit

Internal Control Reagent	10 X 5 mL
A HEPES buffered solution containing detergent and an RNA transcript.
Store unopened reagent at –15° to –35°C.

Target Capture Reagent	10 X 280 mL
A HEPES buffered solution containing detergent, capture oligonucleotides and magnetic microparticles.
Store at 2° to 8°C. (Do not freeze) Internal Control Reagent must be added to Target Capture Reagent before use in the assay.

INO135 Rev. 1

2

Amplification Reagent	15 X 32 mL
Primers, dNTPs, NTPs and co-factors in TRIS buffered solution containing PROCLIN 300 as preservative. Store unopened reagent at –15° to –35°C.

Enzyme Reagent	10 X 18 mL
MMLV Reverse Transcriptase and T7 RNA Polymerase in HEPES/TRIS buffered solution containing 0.05% sodium azide as preservative. Store unopened reagent at –15° to –35°C.

Probe Reagent	10 X 75 mL
Chemiluminescent oligonucleotide probes in succinate buffered solution containing detergent. Store unopened reagent at –15° to –35°C.

Selection Reagent	10 X 180 mL
Borate buffered solution containing surfactant. Store at 15° to 30°C.

Negative Calibrator	90 X 2 mL
A HEPES buffered solution containing detergent. Store at –15° to –35°C.

Positive Calibrator	90 X 2 mL
A HEPES buffered solution containing detergent and a WNV RNA transcript. Store at –15° to -35°C.

Blank	90 X 2 mL
A HEPES buffered solution containing detergent. Store at –15° to –35°C.

STORAGE INSTRUCTIONS

A.                                   Room temperature is defined as 15° to 30°C.

B.                                     [GRAPHIC] The Probe Reagent is light sensitive.  Protect this reagent from light during storage and preparation for use.

C.                                     Target Capture Reagent (TCR) is stable when stored unopened at 2° to 8°C.  If a precipitate forms in the Target Capture Reagent during storage, see instructions under REAGENT PREPARATION.  DO NOT VORTEX. DO NOT FREEZE Target Capture Reagent.

NOTE:  If after removing the TCR from storage at 2° to 8°C, the precipitate is allowed to settle to the bottom of the container, the likelihood of the formation of a gelatinous precipitate is increased substantially.

D.                                    Selection Reagent is stable when stored unopened at room temperature.  Mix thoroughly prior to use.

E.                                      The following reagents are stable when stored unopened at room temperature until the expiration date.

Wash Solution

Oil

Auto Detect 1

Auto Detect 2

Buffer for Deactivation Fluid

Do not use after the expiration date.

Note:  These are universal fluids and may be used with all Procleix assays.

F.                                      Once opened, Wash Solution, Oil, Selection Reagent, Buffer for Deactivation Fluid, Auto Detect 1 and Auto Detect 2 are stable for 30 days when stored at room temperature.

G.                                     The following reagents are stable when stored unopened at -15° to -35°C.

Internal Control Reagent

Amplification Reagent

Enzyme Reagent

Probe Reagent

Negative Calibrator

Positive Calibrator

Blank

H.                                    After thawing, the Amplification Reagent, Enzyme Reagent, Probe Reagent, are stable when stored at 2° to 8°C for 30 days.  Once completely thawed, these reagents may be kept at room temperature up to 8 hours per 24-hour period while in use, not to exceed 80 hours at room temperature.  Do not refreeze Internal Control, Amplification, Enzyme, or Probe, Reagents after the initial thaw.

I.                                         After thawing, the Negative Calibrator, the Positive Calibrator, and the Blank may be kept at room temperature up to 8 hours.  These are single use vials and must be discarded after use.

J.                                        After addition of Internal Control Reagent, the working Target Capture Reagent is stable when stored at 2° to 8°C for 30 days and may be kept at room temperature up to 8 hours per 24-hour period while in use, not to exceed 80 hours at room temperature.

K.                                    If precipitate forms in the Wash Solution, Amplification Reagent, Probe Reagent, Negative Calibrator, Positive Calibrator or Blank warm to 15° to 30°C and mix thoroughly prior to use.  See instructions under REAGENT PREPARATION.

L.                                      If precipitate forms in the Selection Reagent during storage, see instructions under REAGENT PREPARATION.

M.                                 Changes in the physical appearance of the reagent supplied may indicate instability or deterioration of these materials.  If changes in the physical appearance of the reagents are observed (e.g., obvious changes in reagent color or cloudiness apparent with microbial contamination), they should not be used.

N.                                    The Blank is not master lot matched and may be used with any master lot of reagents.

INO135 Rev. 1

3

PRECAUTIONS

A.                                    For Investigational Use Only.  The performance characteristics of this product have not been established.

B.                                     Specimens may be infectious.  Use Universal Precautions when performing the assay(15).  Proper handling and disposal methods should be established according to local, state and federal regulations(12-14).  Only personnel qualified as proficient in the use of the Procleix® WNV Assay, the use of the TECAN GENESIS RSP and/or manual sample/TCR pipetting, and trained in handling infectious materials should perform this procedure.

C.                                     Use routine laboratory precautions.  Do not pipette by mouth.  Do not eat, drink or smoke in designated work areas.  Wear disposable gloves and laboratory coats when handling specimens and kit reagents.  Wash hands thoroughly after handling specimens and kit reagents.

D.                                    To reduce the risk of invalid results, carefully read the entire package insert for the Procleix WNV Assay and the operator’s manuals for the Procleix System prior to performing an assay run.

E.                                      Material Safety Data Sheets are available upon request.

F.                                      Avoid contact of Auto Detect Reagents 1 and 2 with skin, eyes and mucous membranes.  Wash with water if contact with these reagents occurs.  If spills of these reagents occur, dilute with water before wiping dry and follow appropriate site procedures.

G.                                     Dispose of all materials that have come in contact with specimens and reagents according to local, state and federal regulations(12-13).  Thoroughly clean and disinfect all work surfaces.

H.                                    Use only supplied or specified required disposables.

I.                                         DO NOT interchange, mix, or combine reagents from kits with different master lot numbers.

J.                                        Avoid microbial and ribonuclease contamination of reagents.

K.                                    Store all assay reagents at specified temperatures.  The performance of the assay may be affected by use of improperly stored assay reagents.  See STORAGE INSTRUCTIONS and REAGENT PREPARATION.

L.                                      Do not combine any assay reagents or fluids without specific instruction.

REAGENT PREPARATION

This step should be performed prior to beginning Target Capture in an area that is free of template and amplicon.

Room temperature is defined as 15° to 30°C.

1.                                       Warm all reagents to room temperature and mix thoroughly prior to use.  A dedicated waterbath at room temperature may be used to aid this process.  Ensure that precipitates are dissolved.  Do not use a reagent if precipitate or cloudiness is present.  See step 6 for Target Capture Reagent preparation.

2.                                       DO NOT heat Probe Reagent, above 30°C.

3.                                       Thaw reagents upright.

4.                                       If necessary, thaw Amplification, Probe and Enzyme Reagents at room temperature or at 2° to 8°C. Internal Control, Amplification and Probe Reagents may be mixed by vortexing.  Enzyme Reagent should be mixed thoroughly by gentle inversion taking care to avoid excessive foaming.  Once completely thawed, these reagents may be kept at room temperature up to 8 hours per 24-hour period while in use.  These reagents are stable for 30 days when stored at 2° to 8°C.  Record date of thaw (THAW DATE) for Amplification, Probe and Enzyme Reagents in the space provided on the label.

5.                                       Precipitate will form in the Probe Reagent when stored at 2° to 8°C.  Probe Reagent may be warmed in a water bath to facilitate dissolution of precipitate, but temperature in the bath should not exceed 30°C.  The Probe Reagent may take up to 4 hours with periodic mixing to allow complete dissolution of precipitate if thawing is conducted on the lab bench.  Ensure that precipitates in the Probe Reagent are dissolved.  Do not use if precipitate or cloudiness is present.

6.                                       Selection Reagent is stored at room temperature.  If Selection Reagent has been inadvertently stored at 2° to 8°C or the temperature of the laboratory falls below 15°C, precipitate may form.  If precipitate forms in the Selection Reagent during storage, heat at 60° ± 1° C for no more than 45 minutes, shaking the bottle frequently (every 5 to 10 minutes).  Once all precipitate has gone back into solution, place the bottle in a room temperature water bath and allow the bottle to equilibrate for at least 1 hour.  Do not use the Selection Reagent until it has equilibrated.  The Selection Reagent must be at room temperature before use.  Do not use if precipitate or cloudiness is present.

7.                                       Prepare working Target Capture Reagent: thaw one vial of Internal Control Reagent at room temperature or 2° to 8°C.  Mix the Internal Control Reagent thoroughly by inversion.  Remove Target Capture Reagent (TCR)  from 2° to 8°C storage.  IMMEDIATELY upon removing from storage, mix vigorously (at least 10 inversions).  DO NOT VORTEX.  After mixing, place the TCR bottle at 22° to 30°C.  Approximately every 10 minutes shake the bottle until all precipitate has disappeared.  TCR precipitate should normally dissolve in about 30 minutes.  If a gel is observed after performing this procedure, a new bottle must be used according to the handling recommendations above.  Return the bottle with gel back to 2° to 8°C storage for subsequent use.  When the Internal Control Reagent and TCR have reached room temperature, mix TCR thoroughly by inversion.  Pour the entire vial of Internal Control Reagent into the TCR bottle.  The total time for each of these reagents at room temperature must not exceed 8 hours, in the first 24-hour period.  This is now the working Target Capture Reagent.  Mix thoroughly.  Use the space indicated on the TCR bottle to record the date Internal Control Reagent was added and lot number used (IC LOT).  Record the date of manufacture of the working TCR in the space provided on the label.

8.                                       Thaw calibrators and Blank at room temperature.  These are single use vials and must be thawed prior to each run.  Once thawed, use calibrators and blank within 8 hours.  Mix thoroughly by inversion.

9.                                       Wash Solution is shipped at ambient temperature and stored at room temperature.  Precipitates may form in the Wash Solution during shipment or during storage when temperatures fall below 15°C.  Wash Solution may be incubated in a warm water bath to facilitate dissolution of precipitate.  Temperature in the bath should not exceed 30°C.  Ensure that precipitates in

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the Wash Solution are dissolved prior to use.  Do not use if precipitate or cloudiness is present.

10.                                 Once opened, Wash Solution, Oil, Selection Reagent, Buffer for Deactivation Fluid, Auto Detect 1 and Auto Detect 2 are stable for 30 days when stored at room temperature.  Record the date the reagent was first opened (OPEN DATE) in the space provided on the label.

11.                                 To prepare Deactivation Fluid, mix one part Buffer for Deactivation Fluid with one part 5% sodium hypochlorite.  Deactivation Fluid is stable for 30 days when stored at room temperature.

SPECIMEN COLLECTION, STORAGE AND HANDLING

NOTE:  Handle all specimens as if they are potentially infectious agents.

Take care to avoid cross-contamination during the sample handling steps.  For example, discard used material without passing over open tubes.

A.                                   Plasma collected in K2EDTA, K3EDTA, heparin, or in Becton Dickinson EDTA Plasma Preparation Tubes (PPT) may be used.  Follow sample tube manufacturer’s instructions.  Specimen stability is affected by elevated temperature.  Whole blood or plasma from pooled or individual donor specimens may be stored for up to 72 hours from time of draw at ≤ 25°C; temperatures not to exceed 30°C are acceptable for no more than 24 hours.  Specimens may be stored an additional five days at 2° to 8°C following centrifugation.  Plasma separated from the cells may be stored for longer periods of time at ≤ -20°C before testing.

Do not freeze whole blood.

*The 2-30°C and 2-25°C periods indicated above may occur at any time.

B.                                     Additional specimens taken from blood or plasma units collected in ACD or sodium citrate according to the collection container manufacturer’s instructions may be used.  ACD or sodium citrate whole blood or plasma may be stored as in A. above.

C.                                     Additional specimens may be taken from whole blood or plasma units containing CPD, CP2D, or CPDA-1 anticoagulants collected according to the collection container manufacturer’s instructions.  Whole blood (not plasma units) collected in these anticoagulants may be stored for up to 13 days at 2° to 8°C prior to centrifugation.  At any time within this 13-day period, the whole blood unit may have been stored for up to one day at 30°C and up to two days at 25°C.  Following centrifugation, the plasma may be stored for an additional five days at 2° to 8°C before testing. Plasma separated from the cells may be stored for longer periods of time at ≤ -20°C before testing.

D.                                    No adverse effect on assay performance was observed when plasma was subjected to three freeze-thaw cycles.

E.                                      Mix thawed plasma thoroughly and centrifuge for 10 minutes at 1000 to 3000 X g before testing.  Centrifugation times and speeds for thawed PPT tubes must be validated by the user.

F.                                      Other collection and storage conditions should be validated by the user.  If specimens are to be shipped, they should be packaged and labeled in compliance with applicable federal and international regulations covering the transport of clinical specimens and etiologic agents.(14)

G.                                     False positive results may occur if cross contamination of specimens is not adequately controlled during specimen handling and processing.

H.                                    Specimen Pooling

The Chiron CPT Pooling Software, used in combination with the TECAN GENESIS RSP, performs sample scanning and pooling operations that combine aliquots from individual samples into a single Master Pool Tube, which may be used for further testing.

PROCEDURAL NOTES

A.                                   RUN SIZE

When the average run size is 55 tests or more, P/N 301135 should yield 5000 tests per kit.  Smaller run sizes will result in a lower yield.  Each run of up to 100 tests must contain 3 replicates each of the Negative Calibrator, the Positive Calibrator and the Blank.

B.                                     EQUIPMENT PREPARATION

1.                                       Three dedicated circulating water baths must be used: one for target capture and pre-amplification (60° ± 1°C), one for amplification (41.5° ± 1°C) and one for hybridization and selection (60° ± 1°C).  An additional water bath is required to be maintained at 23° ± 4°C for the step preceding detection.

2.                                       Equilibrate circulating water baths to 60° ± 1°C for target capture and 41.5° ± 1°C for amplification incubations.

3.                                       Prepare the TECAN GENESIS RSP for use according to instructions in the Operator’s Manual.

4.                                       Prepare the Chiron® Procleix® TCS for use according to instructions in the Operator’s Manual.

5.                                       Wipe work surfaces and pipettors daily with diluted bleach (0.5% sodium hypochlorite in water).  Allow bleach to contact surfaces and pipettors for at least 15 minutes and then follow with a water rinse.  A BLEACH ALTERNATIVE MAY BE USED IN PRE-AMPLIFICATION AREAS ONLY.  DO NOT USE BLEACH ALTERNATIVES IN AMPLIFICATION AREAS OR IN AREAS SUSPECTED TO BE CONTAMINATED WITH AMPLIFICATION PRODUCTS.  DO NOT USE DEACTIVATION FLUID ON SURFACES.

6.                                       Equilibrate a circulating water bath to 60° ± 1°C for hybridization and selection incubations.  Prepare an additional container of water at 23° ± 4°C for cool down prior to detection.

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7.                                       Setup procedures for the Chiron Procleix HC+ Luminometer are given in the Operator’s Manual.

C.                                     REAGENTS

1.                                       Add all reagents using an Eppendorf repeat pipettor (or equivalent) capable of delivering specified volume with ± 5% accuracy and a precision of < 5% CV.  Check pipettor functionality monthly and calibrate regularly.

2.                                       To minimize waste of Amplification, Oil, Enzyme, Probe, and Selection Reagents, aliquot each reagent for a given run size.  Aliquoting must be performed after reagent preparation using sterile, polypropylene conical tubes with sealing caps in an area that is template and amplicon free.  The aliquoting area must be wiped down with diluted bleach (0.5% sodium hypochlorite in water) before and after the aliquoting process.  A BLEACH ALTERNATIVE MAY BE USED IN PRE-AMPLIFICATION AREAS ONLY.  DO NOT USE BLEACH ALTERNATIVES IN AMPLIFICATION AREAS OR IN AREAS SUSPECTED TO BE CONTAMINATED WITH AMPLIFICATION PRODUCTS.  The aliquoted reagents must be used the same day the aliquoting was performed.  DO NOT store reagents in the aliquot conical tubes.

3.                                       A color change will occur in the reaction tube after the addition of Amplification Reagent, Enzyme Reagent, Probe Reagent, and Selection Reagent.

D.                                    WORK FLOW

1.                                       To minimize the possibility of laboratory areas from becoming contaminated with amplicon, the laboratory area should be arranged with a uni-directional workflow.  Proceed from reagent preparation to sample preparation to amplification and then to detection areas.  Samples, equipment and reagents should not be returned to the area where a previous step was performed.  Also, personnel may not move from the dedicated HPA area back into previous work areas without proper anti-contamination safeguards.

2.                                       Perform reagent preparation in a template free area.

3.                                       Perform Target Capture and Pre-Amplification steps in an amplicon-free area.

4.                                       Perform Hybridization Protection Assay in an area separate from the reagent preparation and amplification areas.

Note:      Upon completion of pipetting specimens (individual samples or pools) into TTUs, the TTUs are removed from the deck and loaded into a TTU rack.  If the operator needs to pipette the same specimens (individual samples or pools) for a different Procleix assay, the empty calibrator tubes and TCR trough must be discarded but the specimens may be left on the deck.  The operator should then change gloves after emptying the used empty calibrator tubes and TCR trough.  Clean TTUs should then be loaded into the TTU carriers on the deck.  Proceed with step A.3, under INSTRUCTIONS FOR USE.

E.                                      TEMPERATURE

1.                                       The Target Capture, Amplification, Hybridization and Selection reactions are temperature dependent.  Therefore, it is imperative that the water baths are maintained within the specified temperature range.  Use a calibrated thermometer.

2.                                       Room temperature is defined as 15° to 30°C.

3.                                       Detection is sensitive to temperature.  The laboratory temperature in the detection area must be 21° to 27°C.

F.                                      TIME

1.                                       The Target Capture, Amplification, and Hybridization Protection Assay steps are all time dependent.  Adhere to specific times outlined in INSTRUCTIONS FOR USE. Use a calibrated timer.

G.                                     VORTEXING

1.                                       Proper vortexing is important to the successful performance of the Procleix® WNV Assay.  Vortex equipment speed settings may vary.  Start the vortexor at low speed and then adjust upward to allow reaction mixture to reach and maintain a height within the upper half of all tubes.  The reaction mixture should never touch the sealing cards.  It is critical to have a homogeneous mixture after the additions of the Probe Reagent and Selection Reagent.

H.                                    PIPETTING

1.                                       All the pipettes used in the Target Capture, Amplification and HPA steps must be dedicated for these purposes only to avoid cross contamination.

2.                                       Take care to deliver reagents, excluding working TCR, to each tube without inserting pipette tip into the tube or touching the rim of the tube to minimize the chance of carryover from one tube to another.

I.                                         MANUAL SPECIMEN PIPETTING

1.                                       When using the manual sample/TCR pipetting method, improper pipetting technique will affect the results of the assay.  See PROCEDURAL NOTES, Section H. In order to avoid the loss of Positive ID Tracking, verification of correct sample ID by a second individual is recommended.

2.                                       Ensure that the TTU is oriented in the rack with the pointed end on the left side and the rounded end on the right side of the rack.  Pipette the first calibrator into the first tube next to the pointed end of the TTU.  Samples are pipetted from left to right.

3.                                       Use a new pipette tip for each sample and dispose of the tip in a biological waste container after use.  Take care to avoid cross-contamination by pipetting the specimens and discarding the used pipette tips without passing over open tubes or touching laboratory surfaces or other pieces of equipment.

4.                                       To avoid the risk of contamination, clean and decontaminate manual sample pipettors between assay runs.

5.                                       Ensure proper sample placement into the correct TTU position as indicated on the manual work list record.

J.                                        DECONTAMINATION

1.                                       The extremely sensitive nature of the test makes it imperative to take all possible precautions to avoid contamination.  Laboratory bench surfaces, and pipettes must be decontaminated daily with diluted bleach (0.5% sodium hypochlorite in water).  Allow bleach to contact surfaces for at least 15 minutes and then follow with a water rinse.  Chlorine solutions may pit equipment and metal.  Thoroughly rinse bleached equipment to avoid pitting.

2.                                       A BLEACH ALTERNATIVE MAY BE USED IN PRE-AMPLIFICATION AREAS ONLY.  DO NOT USE BLEACH ALTERNATIVES IN AMPLIFICATION AREAS OR IN AREAS SUSPECTED TO BE

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CONTAMINATED WITH AMPLIFICATION PRODUCTS.

3.                                       Reactions must be decontaminated with Deactivation Fluid as described in the detection procedure.

K.                                    SEALING CARDS

1.                                       When applying sealing cards, cover the TTUs with the sealing card and press gently to ensure complete contact with all of the tubes.  Always use a new sealing card.  DO NOT re-use sealing cards.

2.                                       When removing sealing cards, carefully lift and peel in one continuous motion to avoid aerosols and cross contamination.  Immediately dispose of card in appropriate waste container.

INSTRUCTIONS FOR USE:

PROCLEIX® WNV ASSAY ON INDIVIDUAL DONOR PLASMA SAMPLES OR ON POOLED PLASMA SAMPLES

All specimens (individual donations or pooled samples) should be run in singlet in the initial Procleix® WNV Assay.

Procleix® WNV Assay Calibrators are to be used with the corresponding master lot of the Procleix WNV Assays.  The operator must check to ensure that the Procleix WNV Assay Calibrators are used with the corresponding master lot of kit reagents as indicated on the master lot sheet enclosed with each shipment of Procleix WNV Assay Calibrators.

To run the Procleix WNV Assay for the detection of WNV RNA, follow the steps below for Target Capture, Amplification and Hybridization Protection Assay.

Note: Continuous Process Flow:

All process steps described below are intended to be completed in a continuous flow with a minimal, if any, delay between steps.

A.                                    TARGET CAPTURE

The Procleix WNV Assay has been verified using the TECAN GENESIS RSP.  The use of manual pipetting requires additional operator training and demonstration of proficiency.  Repeat pipettors used in this step must be dedicated for use only in the TARGET CAPTURE steps.

IF USING THE TECAN GENESIS RSP PIPETTOR:

1.                                       Start the Chiron® Procleix® Assay Software.  Refer to the Procleix Assay Software Operator’s Manual for software operating instructions.

2.                                       Place TTU Carriers on the TECAN GENESIS RSP deck according to the deck layout indicated on the screen.  Load sufficient Ten Tube Units (TTUs) for the run into TTU Carriers.

3.                                       Mix working Target Capture Reagent thoroughly to resuspend microparticles.  This is important before putting into the TECAN GENESIS RSP reagent trough.  Put sufficient working Target Capture Reagent into the reagent trough and place on the TECAN GENESIS RSP deck as indicated on the deck layout screen.  If pipetting can not be completed within 2 hours, remix prior to use.

4.                                       Place calibrators, blank, and samples into TECAN 16-Tube Strip Racks.  Place TECAN 16-Tube Strip Racks on the TECAN GENESIS RSP deck according to the deck layout indicated on the screen.

Note: Samples may already be in strip racks, on the Tecan deck, from pipetting a prior Procleix assay.

5.                                       Reference the Procleix® Assay Software Operator’s Manual for instructions on pipetting.  The TECAN GENESIS RSP will read bar codes of all carriers, TTUs, calibrators, blanks, and samples.  The TECAN GENESIS RSP will pipette 400 μL of working TCR into each reaction tube and then pipette 500 μL each of calibrators, blank, and test samples into assigned reaction tubes.  An electronic work list will be created.

6.                                       When all samples have been pipetted, transfer the TTUs to a TTU rack.  Cover the TTUs with sealing cards.  See PROCEDURAL NOTES.

7.                                       Vortex the rack of TTUs a minimum of 20 seconds and until magnetic microparticles are resuspended.  See PROCEDURAL NOTES.

8.                                       Rack may remain at room temperature up to 75 minutes prior to proceeding to the 60°C ± 1°C incubation.

9.                                       Incubate the tubes in a water bath at 60° ± 1°C for 20 minutes ± 1 minute.

10.                                 Remove the rack of TTUs and transfer to target capture area.

11.                                 Incubate the rack of TTUs on the lab bench at room temperature for 14 minutes to 20 minutes.

12.                                 Transfer the rack of TTUs to the Chiron® Procleix® TCS separation bay for 9 to 20 minutes.

13.                                 Carefully remove and dispose of the sealing cards.  See PROCEDURAL NOTES.

14.                                 Aspirate the solution from each tube according to the Procleix® TCS Operator’s Manual.

15.                                 Add 1 mL of Wash Solution to each tube.  Cover the TTUs with sealing cards.  See PROCEDURAL NOTES.  Remove the rack of TTUs from the Chiron Procleix TCS separation bay and vortex to resuspend the microparticle pellets.  See PROCEDURAL NOTES.

16.                                 Place the rack of TTUs on the Chiron Procleix TCS separation bay for  4 to 10 minutes.

17.                                 Carefully remove and dispose of the sealing cards.  See PROCEDURAL NOTES.

18.                                 Aspirate the solution from each tube according to the Procleix TCS Operator’s Manual.

19.                                 Add 1 mL of Wash Solution to each tube.  Cover the TTUs with sealing cards.  Remove the rack of TTUs from the Target Capture System separation bay and vortex to resuspend the microparticle pellets.  See PROCEDURAL NOTES.

20.                                 Place the rack of TTUs on the Chiron Procleix TCS separation bay for 4 to 10 minutes.

21.                                 Carefully remove and dispose of the sealing cards.  See PROCEDURAL NOTES.

22.                                 Completely aspirate the solution from each tube according to the Procleix TCS Operator’s Manual.  Cover the TTUs with a sealing card.

23.                                 Remove the rack of TTUs from the Chiron Procleix TCS separation bay and proceed directly to Amplification.

IF USING THE MANUAL SAMPLE PIPETTING METHOD:

The assay results within the run report will be marked “M” indicating that the specimens were manually pipetted.

1.                                       For sample tracking, an electronic worklist must be created using the Procleix Worklist Editor software.  Refer to the Worklist Editor Operator’s Manual for instructions.  Verification of correct sample ID on the

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worklist with the specimen tubes and with the detailed assay run report by a second individual is recommended.

2.                                       Load sufficient Ten Tube Units (TTUs) for the run into a TTU rack.

3.                                       Thoroughly mix working TCR immediately before use to resuspend microparticles.

4.                                       Refer to the worklist and carefully pipette 400 μL of working TCR to each reaction tube that will contain a specimen.  To dispense, insert the tip approximately one quarter of the way into the tube at an angle and pipette working TCR down the side of the tube.  Always pipette the working TCR first, followed by the specimen.

5.                                       Pipette specimens.

a.                                       Refer to the worklist to identify the TTU number with the corresponding calibrator and test specimen identification numbers.

b.                                      Aspirate 500 μL of each calibrator, external quality control (if used), blank, or test sample from its collection tube using a single channel pipettor with corresponding filtered disposable tip.  Insert only the end of the pipette tip into the specimen.  Do not disturb the sediment, if any.

c.                                       To dispense, insert the pipette tip halfway into the tube taking care not to touch the sides of the upper half of the tube with the pipette tip.  At an angle, pipette the specimen down the side of the bottom half of the tube.  Hold down the plunger of the pipettor while removing it from the tube.  Take care to avoid touching the rim or the side of the tube with the pipette tip when removing it from the tube.

6.                                       Replace pipette tip with a new tip and repeat Step 5 until all specimens have been pipetted.

7.                                       Visually inspect tubes to ensure proper specimen volume and working TCR volume have been dispensed.

8.                                       Cover the TTUs with sealing cards.  See PROCEDURAL NOTES. Proceed to Step 7 of section titled “If Using the TECAN GENESIS RSP 150/8 Pipettor”, above.

B.                                    AMPLIFICATION

The repeat pipettors used in this step must be dedicated for use only in AMPLIFICATION steps.  DO NOT USE BLEACH ALTERNATIVES IN THIS AREA.

1.                                       Carefully remove and dispose of the sealing cards.  See PROCEDURAL NOTES.

2.                                       Deliver 75 μL of Amplification Reagent to the bottom of each tube using the dedicated repeat pipettor.  Take care to deliver the reagent to the bottom of each tube without inserting the pipette tip into the tube or touching the rim of the tube.

3.                                       Add 200 μL of Oil to each reaction tube using the dedicated repeat pipettor.  Angle the pipette tip toward the sides of the tubes, not straight to the bottom, to avoid splashback.

4.                                       Cover the TTUs with sealing cards.  See PROCEDURAL NOTES.

5.                                       Vortex the rack of TTUs a minimum of 20 seconds and until all microparticles are resuspended.  Ensure that magnetic particles are no longer adhering to the walls of the tube, and are evenly dispersed in the aqueous phase.

6.                                       Incubate the TTUs in a water bath at 60° ± 1°C for 10 minutes ± 1 minute, then at 41.5° ± 1°C for 9 to 20 minutes.

7.                                       Leaving the rack of TTUs at 41.5° ± 1°C, carefully remove and dispose of the sealing cards.  See PROCEDURAL NOTES.   Proceed immediately to enzyme addition.  Add 25 μL of the Enzyme Reagent into each tube using the dedicated repeat pipettor.  Take care to deliver the reagent to the bottom of each tube without inserting the pipette tip into the tube or touching the rim of the tube.  Place new sealing cards over the TTUs.  See PROCEDURAL NOTES.  Remove the rack of TTUs from the water bath and shake to mix.  DO NOT VORTEX.  Minimize the time the tubes are out of the water bath.

8.                                       Incubate the rack of TTUs in the water bath at 41.5° ± 1°C for 60 minutes ± 5 minutes.

9.                                       Remove the rack of TTUs from the water bath and transfer it to the Hybridization Protection Assay area.  Rack may remain at room temperature for up to 30 minutes prior to the addition of Probe Reagent.

C.                                    HYBRIDIZATION PROTECTION ASSAY (HPA)

The repeat pipettor used in this step must be dedicated for use only in HYBRIDIZATION PROTECTION ASSAY.

A separate, dedicated location for the Hybridization Protection Assay (HPA) step is recommended to minimize amplicon contamination in the assay.  This dedicated area should be on a separate bench in a separate area from the reagent and sample preparation and amplification areas.  DO NOT USE BLEACH ALTERNATIVES IN THIS AREA.

1.                                       Hybridization

a.                                       Carefully remove and dispose of the sealing cards.  See PROCEDURAL NOTES.

b.                                      Add 100 μL of Probe Reagent into each tube using the dedicated repeat pipettor.  Take care to deliver the reagent to the bottom of each tube without inserting the pipette tip into the tube or touching the rim of the tube.  Angle the pipette tip toward the sides of the tubes, not straight to the bottom, to avoid splashback.

c.                                       Cover the TTUs with sealing cards.  See PROCEDURAL NOTES.

d.                                      Vortex the rack of TTUs a minimum of 20 seconds and until a homogeneous solution is achieved.  To avoid possible contamination, do not allow reaction mixture to come in contact with the sealing card.  See PROCEDURAL NOTES.

e.                                       Incubate the rack of TTUs in a dedicated water bath at 60° ± 1°C for 15 minutes ± 1 minute.

2.                                       Selection

a.                                       Remove the rack of TTUs from the 60° ± 1°C water bath.  Carefully remove and dispose of the sealing cards.  See PROCEDURAL NOTES.

b.                                      Add 250 μL of Selection Reagent to each tube using a repeat pipettor.  Take care to deliver the reagent to the bottom of each tube without inserting the pipette tip into the tube or touching the rim of the tube.  Angle the pipette tip toward the sides of the tubes, not straight to the bottom, to avoid splashback.

c.                                       Cover the TTUs with sealing cards.  See PROCEDURAL NOTES.  Vortex the rack of TTUs a minimum of 20 seconds and until a homogeneous solution is achieved.  To avoid possible contamination, do not allow reaction mixture to come in contact with the sealing card.  See PROCEDURAL NOTES.

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d.                                      Return the rack of TTUs to the 60° ± 1°C water bath for 10 minutes ± 1 minute.

e.                                       Remove the rack of TTUs from the 60° ± 1°C water bath.

f.                                         Cool the rack of TTUs in a 23° + 4°C container of water for a minimum of 10 minutes while preparing for Detection (step 3a).

g.                                      Remove the rack of TTUs from the 23° ± 4°C container of water onto absorbent material.

3.                                       Detection

a.                                       Prepare the Chiron Procleix HC+ Luminometer for operation as indicated in the Operator’s Manual.  Ensure that there are sufficient volumes of Auto Detect 1 and Auto Detect 2 to complete the tests.

b.                                      Select the “WNV” assay protocol from the Chiron Procleix WNV System Software menu.

c.                                       Carefully remove and dispose of the sealing cards.  See PROCEDURAL NOTES.

d.                                      Before transferring TTUs to the luminometer, wipe the outside of the tubes using an absorbent tissue dampened with deionized water.  This will ensure that no residue is present on the outside of the tubes and will help reduce static electricity that may affect luminometer readings.

e.                                       Transfer TTUs to the luminometer according to the software instructions.  Note: Tube reading should be completed within 75 minutes after completing the selection reaction (step 2e in Selection procedure).

f.                                         When the analysis is complete, remove the TTUs from the luminometer.

g.                                      After removing the TTUs from the luminometer, add at least 1mL Deactivation Fluid to each tube.  Allow to sit at room temperature for at least 30 minutes before disposing the contents of the tubes.  This will help to prevent contamination of the laboratory environment with amplicon.

h.                                      TTU racks should be decontaminated by complete immersion in diluted bleach (0.5% sodium hypochlorite in water) for a minimum of 15 minutes.  The bleach should then be rinsed off with water and the rack may be allowed to air dry or may be wiped dry.

QUALITY CONTROL PROCEDURES:

PROCLEIX® WNV ASSAY ON INDIVIDUAL DONOR PLASMA SAMPLES OR ON POOLED PLASMA SAMPLES

I.                                         ACCEPTANCE CRITERIA FOR THE PROCLEIX® WNV ASSAY

Run Validity Criteria

A.                                   A run is valid if the minimum number of calibrators is valid and calibrators meet acceptance criteria (see II below).

1.                                       In a Procleix® WNV Assay run, at least 4 of the 6 calibrator replicates must be valid.  At least 2 of the 3 negative calibrator replicates and 2 of the 3 positive calibrator replicates must be valid.

2.                                       The Procleix System Software will automatically invalidate a run if less than the minimum number of calibrators is valid. All specimens in an invalid run due to calibrators must to be retested.

3.                                       Cutoff values will be automatically calculated for Internal Control (flasher) and Analyte (glower) in a valid run (see II.A. below).

4.                                       For Positive Calibrators or samples which are Reactive for Analyte (glower signal), an Internal Control signal below the cutoff is not used to invalidate the result.

5.                                       The Blank is not used to determine run validity.  No results are reported for the Blank.

B.                                     Procleix®  WNV Assay. The Procleix WNV System Software will print an alert on the run report when more than 10% of the calibrators and specimens in a run are invalid (see the Procleix HC+ Luminometer Operator’s Manual for details).  Specimens that are invalid due to insufficient sample or TCR are not included in the calculation of the 10% invalid criterion.

C.                                     For runs that exceed the 10% invalid rate, review of package insert procedures should be performed to monitor for operator errors.  In addition, the run report should be reviewed using the criteria described below.

1.                                       If the invalid specimens are all from the same TTU, those specimens contributing to the 10% invalid rate may have been inadequately washed, or erroneous reagent addition may have occurred.  All nonreactive and invalid specimens in the affected TTU should be repeated.

2.                                       If the invalid specimens are randomly located throughout the run, there were calibrator failures, and no specific procedural error can be identified, the nonreactive and invalid specimens must be repeated.

Note: Reactive specimens in a manually invalidated run due to the 10% invalid alert criteria, must become the test of record.  The specimens should be resolved according to the resolution algorithm for reactive specimens, as explained in the INTERPRETATION OF RESULTS section, step 4.

D.                                    An assay run or an individual sample may also be invalidated by an operator if specific technical/operator/instrument difficulties were observed and documented.  If individual samples are invalidated by an operator, then the percent invalid rate must be manually recalculated.  The individual invalid specimens must be repeated.

II.                                     ACCEPTANCE CRITERIA FOR THE CALIBRATION AND CALCULATION OF CUTOFF

Procleix® WNV Assay

Negative Calibrator Acceptance Criteria

Each individual Negative Calibrator (NC) must have an Internal Control (IC) value greater than or equal to 75,000 RLU and less than or equal to 400,000 RLU.  Each individual Negative Calibrator must also have an Analyte value less than or equal to 40,000 RLU and greater than or equal to 0 RLU.  If one of the Negative Calibrator values is invalid due to an IC value or an Analyte value outside of these limits, the Negative Calibrator mean (NCx) will be recalculated based upon the two acceptable values.  The run is invalid and must be repeated if two or more of the three Negative Calibrator values have IC values or Analyte values that are outside of these limits.

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Determination of the mean of the Negative Calibrator values (NCx) for Internal Control [NCx (Internal Control)].

Example:

Negative Calibrator	Internal Control Relative Light Units
1	235,000
2	200,000
3	210,000
Total Internal Control RLU =	645,000

NCx (Internal Control) =	Total Internal Control RLU	= 215,000
3

Determination of the mean of the Negative Calibrator values (NCx) for Analyte [NCx (Analyte)].

Example:

Negative Calibrator	Analyte Relative Light Units
1	14,000
2	16,000
3	15,000
Total Analyte RLU =	45,000

NCx (Analyte) =	Total Analyte RLU	= 15,000
3

Positive Calibrator Acceptance Criteria

Individual Positive Calibrator (PC) Analyte values must be less than or equal to 2,700,000 RLU and greater than or equal to 400,000 RLU.  If one of the Positive Calibrator values is outside these limits, the Positive Calibrator mean (PCx) will be recalculated based upon the two acceptable Positive Calibrator values.  The run is invalid and must be repeated if two or more of the three Positive Calibrator Analyte values are outside of these limits.  IC values may not exceed 500,000 RLU.

Determination of the mean of the Positive Calibrator (PCx) values for Analyte [PCx (Analyte)].

Example:

Positive Calibrator	Analyte Relative Light Units
1	1,250,000
2	1,500,000
3	1,150,000
Total Analyte RLU =	3,900,000

PCx (Analyte) =	Total Analyte RLU	= 1,300,000
3

Calculation of the Internal Control Cutoff Value

Internal Control Cutoff Value = 0.5 X [NCx (Internal Control)]

Using values given in the Negative Calibrator example above:

Internal Control Cutoff Value = 0.5 X (215,000)

Internal Control Cutoff Value = 107,500 RLU

Calculation of the WNV Analyte Cutoff Value

Analyte Cutoff Value = NCx (Analyte) + [0.03 X WNV PCx (Analyte)]

Using values given in the Negative Calibrator and Positive Calibrator examples above:

Analyte Cutoff Value = 15,000 + (0.03 X 1,300,000)

Analyte Cutoff Value = 54,000 RLU

Summary of Acceptance Criteria for Procleix® WNV Assay

Acceptance Criteria:

Negative Calibrator
Analyte	> 0 and < 40,000 RLU
Internal Control	> 75,000 and < 400,000 RLU

Positive Calibrator
Analyte	> 400,000 and < 2,700,000 RLU
Internal Control	< 500,000 RLU

Summary of Cutoff Calculations for Procleix® WNV Assay

Analyte Cutoff =	NC Analyte Mean RLU
+ 0.03 X (PC Analyte Mean RLU)

Internal Control Cutoff =	0.5 X (Negative Calibrator IC Mean RLU)

INTERPRETATION OF RESULTS

All calculations described above are performed by the Chiron® Procleix® WNV System Software.  Two cutoffs are determined for the WNV assay:  one for the Analyte signal (glower signal) termed the Analyte Cutoff and one for the Internal Control signal (flasher signal) termed the Internal Control Cutoff.  The calculation of these cutoffs is shown above.  For each sample, an Analyte signal RLU value and Internal Control signal RLU value is determined.  Analyte signal RLU divided by the Analyte Cutoff is abbreviated as the Analyte Signal/Cutoff (S/CO) on the report.

For a sample with Analyte signal less than the Analyte Cutoff (i.e., Analyte S/CO < 1), the Internal Control (IC) signal must be greater than or equal to the Internal Control Cutoff (IC Cutoff) for the result to be valid.  In this case the Internal Control result will be reported as Valid and the sample is reported as Nonreactive.  For a sample with the Analyte signal less than the Analyte Cutoff (i.e., Analyte S/CO < 1) and the Internal Control signal less than the Internal Control Cutoff, the Internal Control Result will be reported as Invalid and the sample result is reported as Invalid.  For all samples, the Internal Control signal may not exceed 500,000 RLU.  The sample will automatically be reported as Invalid with the Chiron® Procleix® WNV System Software.

Summary of Sample Validity:

Sample Interpretation	Internal Control Result

Nonreactive	Valid	Analyte S/CO < 1 and
IC > IC Cutoff and
IC < 500,000 RLU

Reactive	(Not used)	Analyte S/CO > 1and
IC < 500,000 RLU

INO135 Rev. 1

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1.                                       Any specimen with an invalid Procleix® WNV Assay result, must be retested in the same assay in singlet.

2.                                       If at any point in the testing algorithm there is insufficient volume to complete the testing then an alternate specimen from the index donation may be used as long as the storage criteria in the package insert are met.

3.                                       Specimens with a valid internal control and with an S/CO less than 1.00 in the Procleix WNV Assay are considered Nonreactive for WNV RNA.

a.                                       IF THE NONREACTIVE SPECIMEN IS A POOL, then each of the individual specimens comprising the pool is considered Nonreactive and no further testing is required.

b.                                      IF THE NONREACTIVE SPECIMEN IS FROM AN INDIVIDUAL DONATION, then the individual specimen is considered Nonreactive for WNV and no further testing is required.

4.                                       Specimens with S/CO greater than or equal to 1.00 are considered Reactive.

a.                                       IF THE REACTIVE SPECIMEN IS A POOL, then each of the individual specimens comprising the pool is tested with the Procleix WNV Assay.

(1)                                  If an individual specimen tests Nonreactive with the Procleix WNV Assay, then the specimen is considered Nonreactive for WNV and no further testing is required.

(2)                                  If an individual specimen tests Reactive with the Procleix WNV Assay, then the individual specimen is considered Reactive for WNV.  Further clarification of the Reactive specimens may be obtained by testing another sample from the index donation with the Procleix WNV Assay, in an Alternate NAT and/or by follow-up testing.

b.                                      IF THE REACTIVE SPECIMEN IS FROM AN INDIVIDUAL DONATION, then the individual specimen is considered Reactive for WNV.  Further clarification of the Reactive specimens may be obtained by testing another sample from the index donation with the Procleix WNV Assay, an Alternate NAT and/or by follow-up testing.

5.                                       Reactive specimens in a manually invalidated run due to the 10% invalid alert criteria, as explained in the ACCEPTANCE CRITERIA FOR THE PROCLEIX WNV ASSAY, section C, must become the test of record.  Any reactive result (analyte signal/cutoff > 1) should be resolved according to the resolution algorithm for reactive specimens, as explained in the INTERPRETATION OF RESULTS section, step 4.

LIMITATIONS OF THE PROCEDURE

Assays must be performed, and results interpreted according to the procedures provided.

Deviations from these procedures may produce unreliable results. Adverse shipping, storage conditions of outdated calibrators and/or reagents may produce erroneous results.

BIBLIOGRAPHY

1.                                       Campbell G. L., A. A. Marfin, R. S. Lanciotti, and D. J. Gubler. 2002.  West Nile virus.  Lancet infect Dis. 2:519-529.

2.                                       Petersen L. R., and A. A. Marfin. 2002. West Nile Virus: A primer for the clinician.  Ann Intern Med. 137:173-179.

3.                                       Centers for Disease Control.  January 24, 2002.  West Nile virus (WNV) infection: information for clinicians.  Clinical features.  Website posting.

4.                                       Centers for Disease Control.  January 8, 2003.  West Nile virus: virus history and distribution. Website posting.

5.                                       Centers for Disease Control.  December 23, 2002.  West Nile virus: questions and answers.  Website posting.

6.                                       Centers for Disease Control.  September 13, 2002.  Public health dispatch:  investigation of blood transfusion recipients with West Nile virus infections.  MMWR.  51:823.

7.                                       Centers for Disease Control.  2002.  CDC Public health dispatch; possible West Nile virus transmission to an infant through breast-feeding.  MMWR. 51: 877-878.

8.                                       Giachetti, C., J. M. Linnen, D. P. Kolk, J. Dockter, et al.  2002.  Highly sensitive multiplex assay for detection of human immunodeficiency virus type 1 and hepatitis C virus RNA. J Clin Microbiol. 40:2408-2419.

9.                                       Kacian, D. L. and T. J. Fultz. 1995.  Nucleic acid sequence amplification methods.  U.S.  Patent 5,399,491.

10.                                 Arnold, L. J., P. W. Hammond, W. A. Wiese, and N. C. Nelson.  1989.  Assay formats involving acridinium-ester-labeled DNA probes.  Clin Chem 35:1588-1594.

11.                                 Nelson, N. C., A. Cheikh, E. Matsuda and M. Becker.  1996.  Simultaneous detection of multiple nucleic acid targets in a homogeneous format.  Biochem. 35:8429-8438.

12.                                 National Committee for Clinical Laboratory Standards.  1986.  Clinical laboratory hazardous waste:  proposed guidelines.  NCCLS Document GP5-P.  Villanova, PA.

13.                                 U. S. Environmental Protection Agency.  EPA guide for infectious waste management.  Washington,  DC;  U.S. Environmental Protection Agency, Publication No. EPA/530-SW-86-014. 1986.

14.                                 Title 42, Code of Federal Regulations, Part 72. 1992.

15.                                 29 CFR Part 1910.1030.  Occupational exposure to bloodborne pathogens; Final Rule,  Federal Register/Vol. 56, No. 235/ December 6, 1991.

IN0135 Rev. 1

2003-02

Developed and manufactured by:

Gen-Probe Incorporated

10210 Genetic Center Drive

San Diego, CA 92121

(858) 410-8000

Distributed in U.S. by:

Chiron Corporation

4560 Horton Street

Emeryville, CA 94608-2916

Telephone (in U.S.): (800) CHIRON-8

(510) 655-8730

Distributed in rest of world by:

Chiron Ireland, Limited

United Drug House

Belgard Road, Tallaght

Dublin 24, Ireland

353 (0) 1 404 1599

INO135 Rev. 1

11

Chiron Blood Testing Technical Support:

(North America)

Telephone: (800) 452-6877

FAX: (800) 462-3938

(Europe, Middle East, Latin America, Africa)

Hot Line: +800 CHIRON BT

or + 33 1 55 49 00 36

Telephone: +33 (1) 55 49 01 65

FAX: +33 (1) 55 49 01 69

(Asia/Pacific)

Telephone: +61 (0) 410 44 5810

FAX: +61 (0) 299 74 5411

Chiron, RIBA and Procleix are trademarks of Chiron Corporation; TECAN, GENESIS (stylized), and RSP are trademarks of Tecan AG: eppendorf (stylized) and COMBITIPS are trademarks of Eppendorf-Netheler-Hinz GmbH; PROCLIN (stylized) is a trademark of Rohm and Haas Company.

This product and its intended use are covered by one or more of the following: U.S. patent no. 5,185,439; 5,283,174; 5,399,491; 5,437,990; 5,480,784; 5,585,481; 5,612,200; 5,639,604; 5,656,207; 5,656,744; 5,658,737; 5,696,251; 5,756,011; 5,756,709; 5,827,656; 5,840,873; 5,888,779; 5,948,899; 5,955,261; 6,004,745; 6,031,091; 6,090,591;                6,110,678; 6,245,519; 6,280,952; 6,410,276; 6,414,152; RE37,891; and international counterparts.

© 2003 Gen-Probe Incorporated

INO135 Rev. 1

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Schedule 2.9

PERFORMANCE OBJECTIVES

Performance Objectives	Target
[***]	Assay shall detect the target virus in [***].
[***]	IUO -[***]
[***]	[***]	[***]
	[***]	[***]
	[***]	[***]
[***]	[***]	[***]
	[***]	[***]
	[***]	[***]

Schedule 4.0

SERVICES

1.                                      Maintenance & Troubleshooting.

1.1                                 ARC shall store, handle and utilized the Products in accordance with the Documentation, which may be amended from time to time.

1.2                                 In the event that any NTL resolves a problem with a Product, such problem shall be logged in writing, including a description of the problem and the steps taken by ARC to resolve it.   ARC shall maintain a log for the Products and make available all such logs to Chiron’s respective employees, contractors, subcontractors, or agents whose responsibilities are to provide Services to ARC (“Chiron Technical Support”) upon request.

1.3                                 If a NTL is unable to resolve a problem it shall refer the problem to a Chiron Technical Support representative for resolution in accordance with Paragraph 2 of this Schedule 4.0.

1.4                                 Except for routine maintenance and troubleshooting activities of Technologists as provided in this Schedule 4.0, or otherwise with the prior permission of Chiron, during the Term of this Agreement only Chiron or Chiron’s agents shall install, service, alter or replace the Products.

2.                                       Technical Support and Service.

2.1                                 Installation.  Chiron Technical Support personnel will provide installation and set up of all Software on the Blood Screening Systems, including verification of the operation of the Software in conjunction with the Blood Screening Systems.  At such time as Chiron determines that such setup and installation has been completed, the ARC shall acknowledge the completion of such setup and installation and its acceptance of the Blood Screening Systems in writing.

2.2                                 Training.  For purposes of this Agreement, no additional Trainers will be separately trained for purposes of the Products acquired under this Agreement and the parties hereby agree that the number of Trainers set forth in Section 2.2 of Schedule 4.0 of the 2002 Agreement shall, in addition to the training set forth in the 2002 Agreement, also be trained for purposes of the Products acquired under this Agreement; provided, however, that each of ARC and Chiron acknowledge and agree that the training as provided hereunder will be subject to each party’s scrutiny, and to the extent it is determined that the training provided under the 2002 Agreement is inadequate for purposes of the Products acquired under this Agreement, then one additional Trainer will be trained by Chiron, at no additional cost to ARC, for each NTL.  Consistent with Section 2.2 of Schedule 4.0 of the 2002 Agreement, the Parties agree to meet and confer to develop a “Train the Trainer” program for implementation by ARC.  Except as set forth above, ARC shall be responsible for training of all Technologists.  Additional training may be requested by ARC from Chiron for an additional charge.

2.3                                 Data & Materials.  ARC shall make available to Chiron on a timely basis all data, information and other materials which are reasonably necessary for Chiron to perform the Services.  Such data shall be treated as confidential Data in accordance with Section 6.7 of the Agreement.  Chiron shall have no liability for any failure to perform, or for the late performance, of any Services to the extent such Services require data, information or materials possessed, prepared or generated by the ARC, if the ARC fails to provide the same in accordance with Chiron reasonable requests.

2.4                                 Support and Service.

(a)                                  Chiron Technical Support to ARC shall be available 24 hours a day, 7 days a week including weekends and holidays via telephone.  The ARC will refer problems to Chiron Technical Support through a central toll-free telephone number ([***]).  A Chiron Technical Support representative will be available at this number to receive problem referrals and provide troubleshooting assistance from 7:30 a.m. to 5 p.m. PST, Monday through Friday, holidays excepted (“Normal Support Hours”).  If a Chiron Technical Support representative is not reached by the initial ARC call, a Chiron Technical Support representative will return the call to acknowledge receipt of the problem referral and engage in a determination of the Priority Status within one (1) hour.  Messages left outside Normal Support Hours (including weekends and holidays) will automatically page the on-call Technical Support personnel.  A Chiron Technical Support representative will return all calls to acknowledge receipt of problem referral and engage in a determination of the Priority Status within one (1) hour.  Required message information left outside Normal Support Hours should include a contact name, phone number and brief description of the problem.  Telephone support will be initiated within the “Priority/Response” timeframes set forth below.  If a problem cannot be resolved through telephone support within a reasonable amount of time, taking into account its Priority status, the problem will be escalated to Chiron’s Product Support Center, for analysis by Blood Screening System specialists and if necessary, OEM support personnel.  If a problem cannot be resolved following such escalation, Chiron Technical Support will be dispatched to the NTL to provide service in accordance with the Priority/Response Time Schedule set forth below.

Priority	Response*
Priority 1: Products not operating and alternate or back-up equipment not available; screening cannot be performed

•                  Immediate telephone support

•                  Decision to dispatch Support Technician within 4 hours

•                  Support Technician on site ASAP but no later than 10 hours from initial problem referral

•                  Resolution ASAP, but no later than 24 hours (may be temporary workaround)

Priority 2: Products operational but screening process (processing time) is affected	• Telephone support within 2 hours • Support Technician on site within 24 hours, if needed • Resolution within 48 hours

Priority 3: Products operational; no impact on screening process	• Telephone support next business day • Work commenced within 24 hours • Resolution within 1 week

*           All timeframes are approximate; actual response times may vary due to flight availability, weather-related delays, nature of the problem, etc.

(b)                                 Chiron will maintain full records of all problem referrals and subsequent actions pursuant to Regulations.

(c)                                  Chiron will provide a list of all field service technical personnel by name, including contact information and a description of all certifications.  Such list shall be updated and confirmed annually for all additions and deletions.

3.                                       Warranty; Limitation of Liability.

3.1                                 Chiron warrants that the Services provided by Chiron, its agents, employees or contractors pursuant to this Agreement will be rendered in a competent workmanlike manner and in accordance with industry standards.

3.2                                 The Services shall cover latent and hidden defects in design, material or workmanship of the Products, and shall include coverage of all Upgrades, but shall exclude (i) replacement of operating supplies, necessaries, consumables or expendable parts; (ii) repairs required due to improper storage, accident, neglect, misuse, electrical stress, air conditioning, humidity control, transportation, and force majeure events, use of non-approved accessories, consumables or supplies, or causes other than intended normal use; (iii) service for Products that have been tampered with, disassembled, altered, changed or modified, maintained by anyone other than Trainers or Technologists or repaired (or attempts have been so made) by anyone other than Chiron Technical Support personnel or BMIT-certified Technologists under the direction of Chiron Technical Support; (iv) and (v) service for any other equipment not manufactured or supplied by Chiron.

3.3                                 If any applicable law implies a condition or warranty which cannot be excluded or modified in this Agreement (a “Requirement”), then such Requirement is deemed to be included in this Agreement.

Schedule 5.0

COMPENSATION

1.                                       The ARC agrees to pay to Chiron the agreed compensation in monthly increments, such increments to be equal to the number of Reportable Results achieved by the ARC each month, multiplied by the applicable Per Reportable Result amount from the chart set forth below:

POOLED TESTING & OUTBREAK TESTING	SINGLE UNIT TESTING
Per Reportable Result
[***]	[***]

On or prior to the 5th business day of each month during the Term, ARC shall provide Chiron with a report showing the Reportable Results obtained through Pooled Testing, Single Unit Testing and Outbreak Testing and Reagent Utilization Factor for the prior month for each NTL.  On or prior to the 15th calendar day of each month, Chiron shall prepare and deliver an invoice to ARC for each NTL based on such report.  If ARC’s report is not timely received by Chiron, Chiron will prepare an invoice that reflects the then current Standing Order for the applicable month multiplied by the applicable Per Reportable Result amount.  The Parties shall “true-up” payments made to the actual Reportable Results achieved on a quarterly basis, rectifying any under- or over-payment on the next subsequent invoice, without application of interest.  ARC shall make payment on invoices in accordance with Section 5.2 of the Agreement.

Chiron and the ARC agree to monitor the Reagent Utilization Factor at each NTL during the Term.  If the Reagent Utilization Factor for any NTL exceeds the [***] (the “Target RUF”) [***], Chiron and the ARC shall use their best endeavors to identify and correct the cause of the excess.

The Reagent Utilization Factor shall be calculated for the ARC promptly following each successive ARC Fiscal Year aggregating all NTLs.  If the Reagent Utilization Factor for the ARC for any ARC Fiscal Year scores above the applicable Target RUF (or such other factor as determined in accordance with subparagraph (c)), Chiron shall invoice the ARC on the next subsequent monthly invoice, and the ARC agrees to pay, the additional fee set forth below.

For each [***] increment by which the actual Reagent Utilization Factor during each ARC Fiscal Year exceeds the Target RUF, the [***]; provided that no additional fee shall be payable hereunder to the extent that the cause of the Reagent Utilization Factor exceeding the Target RUF is attributable to (A) a failure of the Products to achieve the Performance Objectives set forth in Section 2.9 of the Agreement, or (B) the implementation of an Upgrade or Enhancement required by Chiron.

2.                                       Termination Reimbursement.  The Termination Reimbursement shall be calculated as follows:

[***],

multiplied by

[***],

multiplied by

[***].

3.                                       Additional Supplies.  The following additional supplies are available from Chiron at the prices set forth below.  The fees for such additional supplies may be increased [***] by Chiron in the event of, and in the amount of, any price increases by the manufacturers of such additional supplies.

External Run Controls ([***])	[***]
Ten-Tube Units (TTUs) ([***])	[***]
Ten-Tube Cassettes (TTCs) ([***])	[***]
Proficiency Panels ([***])	[***]